Exhibit 10.1

Execution Version

5-YEAR REVOLVING CREDIT AGREEMENT

dated as of September 28, 2012

among

DIAMOND OFFSHORE DRILLING, INC.

The Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

WELLS FARGO SECURITIES, LLC,

J.P. MORGAN SECURITIES LLC,

HSBC SECURITIES (USA) INC.,

CITIGROUP GLOBAL MARKETS INC.

and

BANK OF CHINA, NEW YORK BRANCH,

as Joint Lead Arrangers and Joint Bookrunners

J.P. MORGAN SECURITIES LLC

and

HSBC SECURITIES (USA) INC.,

as Co-Syndication Agents

CITIGROUP GLOBAL MARKETS INC.

and

BANK OF CHINA, NEW YORK BRANCH,

as Co-Documentation Agents

i

ii

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.06 – Disclosed Matters

Schedule 6.01 – Existing Liens

Schedule 6.04 – Affiliate Transactions

Schedule 6.05 – Existing Indebtedness

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Commitment Increase

Exhibit C – Form of Borrowing Request

Exhibit D – Form of Revolving Note

Exhibit E – Form of Swingline Note

Exhibit F – Form of Opinion of Borrower’s Counsel

Exhibit G-1 – Form of U.S. Tax Compliance Certificate

Exhibit G-2 – Form of U.S. Tax Compliance Certificate

Exhibit G-3 – Form of U.S. Tax Compliance Certificate

Exhibit G-4 – Form of U.S. Tax Compliance Certificate

iii

5-YEAR REVOLVING CREDIT AGREEMENT

5-YEAR REVOLVING CREDIT AGREEMENT dated as of September 28, 2012 among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation; the LENDERS party hereto; the ISSUING BANKS party hereto; and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning set forth in Section 2.20.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” at any time shall equal the sum of the Commitments of all Lenders at such time. The Aggregate Commitment on the Effective Date is $750,000,000.

“Agreement” means this 5-Year Revolving Credit Agreement, as the same may from time to time be amended, modified, supplemented, extended or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) Daily One-Month LIBOR plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Effective Rate, respectively.

“Agreed Currency” means Dollars and, subject to Section 1.05, (a) British Pounds Sterling, (b) Brazilian Reais, (c) Mexican Pesos, (d) Norwegian Kroner, (e) Malaysian Ringgit, (f) Indonesian Rupiah and (g) any other Eligible Currency approved in accordance with Section 1.05(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments, reductions or increases.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurodollar Loan or Performance Letter of Credit, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread”, “Performance Letter of Credit Spread”, or “Commitment Fee Rate”, as the case may be, based upon the ratings (either express or implied) by S&P, Fitch and/or Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings (S&P/Moody’s/ Fitch):	Commitment Fee Rate	ABR Spread	Eurodollar Spread	Performance Letter of Credit Spread
Category 1 ≥A+/A1/A+	0.06%	0.00%	0.75%	0.375%
Category 2 A/A2/A	0.08%	0.00%	0.875%	0.4375%
Category 3 A-/A3/A-	0.10%	0.00%	1.00%	0.50%
Category 4 BBB+/Baa1/BBB+	0.15%	0.125%	1.125%	0.5625%
Category 5 <BBB/Baa2/BBB	0.20%	0.25%	1.25%	0.625%

The Applicable Rate shall be determined based on the rating as determined by either S&P, Fitch or Moody’s of the Borrower’s Index Debt. If at any time there is a split among the ratings by S&P, Fitch and Moody’s such that all three ratings fall in different Categories, the applicable Category shall be determined by the ratings that is neither the highest nor the lowest of the three ratings, and if at any time there is a split among ratings by S&P, Fitch and Moody’s such that two of such ratings are in one Category (the “Majority Level”) and the third rating is in a different Category, the applicable ratings shall be at the Majority Level. In the event that the Borrower shall maintain ratings from only two of S&P, Moody’s and Fitch and the Borrower is split-rated and the ratings differential is one level, the higher ratings will apply and if the ratings differential is two levels or more, the level one level lower than the higher rating will apply. If at any time Borrower does not have a rating from at least one of S&P or Moody’s, the applicable Category shall be set at Category 5. If the rating system of S&P, Fitch or Moody’s shall change in such a way that the ratings set forth in the chart above are no longer useful, in the Administrative Agent’s reasonable judgment, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agencies or if no such agency is in the business of rating corporate debt obligations, at a level determined in the Administrative Agent’s reasonable discretion.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and a permitted assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swingline Lender.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Diamond Offshore Drilling, Inc., a Delaware corporation.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in either Houston, Texas or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the recorded liability thereof determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account in which the Administrative Agent has a valid and perfected security interest and which is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent containing cash deposited by or on behalf of the Borrower pursuant to the terms of this Agreement to be maintained with the Administrative Agent in accordance with Sections 2.05(j) and 5.09.

“Cash Collateralize” means to deposit in the Cash Collateral Account, pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Lender Parties, as collateral for the Obligations or obligations of Lenders to fund participations in respect of LC

Exposure or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the Swingline Lender and each applicable Issuing Bank shall agree in their sole discretion, other credit support or property (and if such other credit support or property is provided under Section 5.09, if the Required Lenders agree in their sole discretion), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Swingline Lender and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means (a) any Person other than Permitted Holders owns, directly or indirectly, beneficially or of record, or has the power to vote or direct the voting of, Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) Permitted Holders cease to own, directly or indirectly, beneficially or of record, or have the power to vote or direct the voting of, Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Person that becomes a Lender after the date hereof, after the date on which such Person becomes a Lender), of any of the following: (a) the adoption or implementation of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority having authority over any Lender or any Issuing Bank or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority having authority over any Lender or any Issuing Bank; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CI Lender” has the meaning set forth in Section 2.02(a).

“Co-Documentation Agents” means Citigroup Global Markets Inc. and Bank of China, New York Branch, each in its capacity as a co-documentation agent for the Lenders hereunder, together with its successors in such capacity.

“Co-Syndication Agents” means J.P. Morgan Securities LLC and HSBC Securities (USA) Inc., each in its capacity as a co-syndication agent for the Lenders hereunder, together with its successors in such capacity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder and published interpretations thereof.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.02, (b) reduced from time to time pursuant to Section 2.08 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” has the meaning set forth in Section 2.02(a).

“Commitment Increase Effective Date” has the meaning set forth in Section 2.02(b).

“Communications” has the meaning set forth in Section 9.01(b)(i).

“Computation Date” means (a) if any Foreign Currency L/C is issued on the Effective Date, the Effective Date and (b) so long as any Foreign Currency L/C issued hereunder is outstanding, (i) the last Business Day of each week, (ii) the date a draw is funded on any Foreign Currency L/C, (iii) the date of any proposed Borrowing or proposed issuance or increase of a Foreign Currency L/C, (iv) the date of any increase or reduction of Commitments, and (v) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall require.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated September 5, 2012 relating to the Borrower and the Transactions.

“Consolidated Indebtedness” means, at the date of any determination thereof, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Assets” means, at the date of any determination thereof, an amount equal to the aggregate book value of the assets of the Borrower and its Subsidiaries, minus all current liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at the date of any determination thereof, stockholders’ equity of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at the date of any determination thereof, the sum of (a) Consolidated Net Worth, minus (b) the net book value of all assets, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s Applicable Percentage of the principal amount of the outstanding Revolving Loans, (b) such Lender’s Applicable Percentage of the LC Exposure and (c) such Lender’s Applicable Percentage of the Swingline Exposure.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2011, the Borrower’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, and as set forth in Schedule 3.06.

“Disqualified Lender” means each of those Persons set forth in the list delivered by the Borrower to the Administrative Agent and the Lenders prior to the Effective Date and the Affiliates of the Persons set forth in such list.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined as of the most recent Computation Date).

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Currency” means any Foreign Currency provided that: (a) quotes for loans in such currency are available in the London interbank deposit market; (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, (c) no approval of a Governmental Authority in the country of issue of such currency is required to permit use of such currency by the applicable Issuing Bank for issuing letters of credit or honoring drafts presented under letters of credit in such currency, and (d) there is no restriction or prohibition under any applicable Legal Requirements against the use of such currency for such purposes.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8) (1988).

“Environmental Laws” means all federal, state, and local laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, and relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) generation, manufacture, handling, distribution in commerce, use, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation of Hazardous Materials; (c) exposure of any Person or Property to Hazardous Materials; or (d) the safety or health of employees.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means with respect to any Person, any shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Base Rate” means (a) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR (as hereafter defined), at approximately 11:00 a.m., London, England time (or as soon thereafter as practicable) determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination, and (b) in determining the Eurodollar Rate for all other purposes, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as set forth on the Reuters Screen LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service providing quotations of BBA LIBOR, as reasonably determined by the Administrative Agent from time to time) at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) on the date that is two Business Days before the first day of the applicable Interest Period as the London Interbank Offered Rate, for deposits in Dollars for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), and subject to clause (ii) of Section 2.14, the Eurodollar Base Rate shall then be the rate reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Loans being made, continued or converted by the Lenders and with a term equivalent to such Interest Period are offered to major banks in the London interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, for any Interest Period for all Eurodollar Borrowings comprising part of the same Borrowing, the reserve percentage (expressed as a decimal, carried out to five decimal places) applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

and

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess” has the meaning set forth in Section 2.11(c).

“Exchange Rate” means, on any Business Day, with respect to any calculation of the Dollar Equivalent with respect to any Foreign Currency on such date or any calculation of the Foreign Currency Equivalent on such date, the Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 12:00 noon local time at such date for the purchase of such Foreign Currency with Dollars or the purchase of Dollars with such Foreign Currency, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such Foreign Currency) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means any of the following Taxes either imposed on or with respect to any Recipient or which are required to be withheld or deducted from a payment to any Recipient: (a) Taxes imposed on or measured by net income, capital, profits or gains (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Legal Requirements of, or having an office located in, the jurisdiction (or any political subdivision thereof) imposing such Taxes, or (ii) that are Other Connection Taxes; (b) United States federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in any Loan or Commitment pursuant to any Legal Requirement in effect on the date on which (1) such Lender acquires such interest in any Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19 hereof), or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17 hereof, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to or resulting or arising from such Recipient’s failure to comply with Section 2.17; and (d) any United States federal withholding Taxes imposed under FATCA.

“FAS 133” means Statement 133, Accounting for Derivative Instruments and Hedging Activities, of the Financial Accounting Standards Board, along with any interpretations, implementation guides and technical or practice bulletins from time to time relating thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), including any current or future regulations promulgated thereunder and any official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average (rounded, if necessary, to the nearest 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the letter agreement dated as of September 5, 2012 among Wells Fargo, Wells Fargo Securities, LLC and the Borrower, (b) the letter agreement dated as of September 5, 2012 between Bank of China, New York Branch and the Borrower, (c) the letter agreement dated as of September 5, 2012 between Citigroup Global Markets Inc. and the Borrower, (d) the letter agreement dated as of September 5, 2012 among HSBC Bank USA, National Association, HSBC Securities (USA) Inc. and the Borrower, and (e) the letter agreement dated as of September 5, 2012 among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch, Inc., and any successor thereto that is a nationally recognized rating agency.

“Foreign Currency” means any currency other than Dollars.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined as of the most recent Computation Date).

“Foreign Currency L/C” means any Letter of Credit issued or deemed issued hereunder which is denominated in any Foreign Currency.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Legal Requirements of a jurisdiction other than that in which the Borrower is resident for Tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure in connection with Letters of Credit issued by such Issuing Bank, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increasing Lender” has the meaning set forth in Section 2.02(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall exclude Non-Recourse Indebtedness incurred by the Borrower or any of its Subsidiaries after the Effective Date (or, in the case of Non-Recourse Indebtedness assumed in connection with an acquisition by the Borrower or any of its Subsidiaries after the Effective Date, in existence on the date of such acquisition) that, to the extent secured, is secured only by a Lien in specified assets (x) acquired by the Borrower or any Subsidiary after the Effective Date and (y) acquired with the proceeds of such Non-Recourse Indebtedness.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or such other period as the Borrower may request, unless funds are not available to one or more Lenders for such proposed period) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made or deemed made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Person” means, with respect to any Equity Interests of the Borrower, a Person that has, at the time it acquires such Equity Interests or the power to vote or direct the voting of such Equity Interests, issued unsecured senior debt (that is not guaranteed or supported by third-party credit enhancement) that has (a) a rating from S&P of A or above and (b) a rating from Moody’s of A2 or above.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of Wells Fargo, JPMorgan Chase Bank, N.A., HSBC Bank USA, National Association, Bank of China, New York Branch, and any other Lender designated as an Issuing Bank by the Borrower with the consent of such Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed), in each case, in its capacity as an issuer of any Letter of Credit hereunder. Each Issuing Bank may, with the consent of the Borrower, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and Bank of China, New York Branch, each in its capacity as a joint lead arranger hereunder.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the Dollar Equivalent of the total LC Exposure at such time.

“Legal Requirement” means any law, statute, ordinance, decree, code, act, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X, whether now or hereafter in effect.

“Lender Parties” means the Administrative Agent, the Swingline Lender, each Issuing Bank, and the Lenders.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.02 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.05 of this Agreement, as extended or otherwise modified from time to time by the Issuing Bank that issued such letter of credit.

“Letter of Credit Documents” means all Letters of Credit, letter of credit applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith.

“Letter of Credit Maximum Amount” means $250,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, if any, the Letters of Credit, if any, the Fee Letters, any account control agreement contemplated by the definition of Cash Collateral Account, any AutoBorrow Agreement, any amendment of or consent or waiver under the foregoing, and each other agreement, instrument or document executed and delivered at any time in connection with this Agreement that the Administrative Agent and the Borrower designate in writing as a “Loan Document.”

“Loans” means the loans (including Revolving Loans and Swingline Loans) made by the Lenders or the Swingline Lender to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition of the Borrower and the Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform any of its payment obligations under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the net obligations in an amount equal to (i) if such Swap Agreement has been terminated, the termination value thereof, or (ii) if such Swap Agreement has not been terminated, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Agreement.

“Maturity Date” means the fifth anniversary of the Effective Date.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, with respect to any Subsidiary at the date of any determination thereof, stockholders’ equity of such Subsidiary, determined in accordance with GAAP.

“New Funds Amount” has the meaning set forth in Section 2.02(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means any Indebtedness (for this purpose, excluding the last sentence of the definition of “Indebtedness”) of any Person in respect of which the holder or holders thereof (a) shall have recourse only to, and shall have the right to require the obligations of such Person to be performed, satisfied, and paid only out of, certain specified property or assets of such Person and (b) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower, any Subsidiary or any of the property or assets of the Borrower (other than such specified assets), whether for principal, interest, fees, expenses or otherwise (except for customary “bad boy” exceptions for acts of such Person including fraud, gross negligence, willful misconduct, and unlawful acts and such other customary “bad boy” exceptions as are reasonably acceptable to the Administrative Agent).

“Notice” has the meaning set forth in Section 9.01(b)(ii).

“Notice of Commitment Increase” has the meaning set forth in Section 2.02(b).

“Note” means any Revolving Note or Swingline Note.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications and other amounts now or hereafter owed by the Borrower to the Lenders, the Swingline Lender, the Issuing Banks or the Administrative Agent under this Agreement and the Loan Documents (including the LC Exposure) and any increases, extensions and rearrangements of those obligations under any amendments, supplements and other modifications of the Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, performed under, or perfected a security interest under any Loan Document).

“Other Taxes” means any and all present or future stamp, intangible, recording, filing, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, any Loan Document, or from the receipt of performance, or perfection of a security interest under any Loan Document, except that “Other Taxes” shall not include: (a) any such Taxes, charges or levies arising or resulting from a Recipient’s gross negligence, willful misconduct or unlawful act, as determined in a final and non-appealable judgment by a court of competent jurisdiction, or (b) any such Taxes that are Other Connection Taxes that are imposed on an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d)(iv).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Letter of Credit” means a Letter of Credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not delinquent or which thereafter can be paid without penalty, or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, workmen’s materialmen’s, maritime, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business (including those arising in the ordinary course of business in connection with rig upgrades and/or construction projects from time to time) (or deposits or pledges to obtain the release of such obligation) and securing obligations that are not overdue by more than 30 days in regard to domestic assets or 90 days in regard to international assets or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) pledges, deposits or other Liens arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old-age benefits, and other social security laws or regulations, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old-age pensions, social security or similar matters;

(d) deposits, pledges and other Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments, or in connection with surety or appeal or customs bonds or the like in connection with bonding such judgments or awards, that do not constitute an Event of Default under clause (i) of Section 7.01;

(f) easements, zoning restrictions, planning or environmental laws and municipal regulations, rights-of-way, servitudes, restrictions, conditions, covenants, exceptions and reservations and similar encumbrances on real property imposed by law or arising in the ordinary course of business and other deficiencies in title of any property or right of way that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(h) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law to terminate such right, power, franchise, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(i) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended to provide collateral to the depository institution;

(k) any Lien arising hereunder or under any other Loan Document; and

(l) Liens created or evidenced or resulting from financing statements regarding operating leases that are not synthetic leases filed by lessors of property (but only with respect to the property so leased);

provided that, except as provided in clause (k) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means Loews Corporation, a Delaware corporation, any of its Affiliates, any Investment Grade Person, or any combination thereof.

“Permitted Investment” means any of the following investments:

(a) direct general obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, but excluding any such securities whose terms do not provide for payment of a fixed Dollar amount upon maturity or call for redemption;

(b) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months, overnight bank deposits, and other short-term deposit instruments, in each case with any domestic commercial bank having capital and surplus in excess of $1,000,000,000 and having a rating of at least “A2” (or the equivalent thereof) by Moody’s, at least “A” (or the equivalent thereof) by S&P; or

(c) any other short-term, marketable, investment-grade security or obligation requested by the Borrower and acceptable to the Administrative Agent in its sole discretion.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(b)(i).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in San Francisco, which rate may not be the lowest rate of interest charged by such Lender to its customers; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Bank, as applicable.

“Reducing Percentage Lender” has the meaning set forth in Section 2.02(d).

“Reduction Amount” has the meaning set forth in Section 2.02(d).

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, managers and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Revolving Loan” has the meaning set forth in Section 2.01.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Commitment, in substantially the form of Exhibit D, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Loans owing to such Lender.

“S&P” means Standard & Poor’s Ratings Services, a unit of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Significant Subsidiary” means any Subsidiary, the Net Worth of which represents more than 10% of Consolidated Net Worth.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no stock option plan or stock appreciation right or phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Affiliate of the Borrower shall be a Swap Agreement.

“Swingline Borrowing” means a Borrowing consisting of Swingline Loans made by the Swingline Lender pursuant to Section 2.10 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means the Person acting as the Administrative Agent from time to time (acting in its capacity as the Lender of Swingline Loans hereunder), which shall be Wells Fargo on the Effective Date.

“Swingline Loan” means any loan made by the Swingline Lender to the Borrower pursuant to Section 2.10.

“Swingline Note” means the promissory note made by the Borrower payable to the order of the Swingline Lender, in substantially the form of Exhibit E, evidencing the indebtedness of the Borrower to the Swingline Lender resulting from Swingline Loans.

“Swingline Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) 10 Business Days following the date such Swingline Loan is made, and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) 10 Business Days following the date such Swingline Loan is made and (ii) the Maturity Date.

“Swingline Sublimit Amount” means, at any time, an amount equal to $75,000,000; provided that, on and after the Maturity Date, the Swingline Sublimit Amount shall be zero.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, at the date of any determination thereof, the sum of (a) Consolidated Indebtedness as of such date plus (b) Consolidated Tangible Net Worth as of such date.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“United States Person” or “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii)(B).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any rating by any rating agency shall be construed to refer to such rating or its equivalent under any successor rating categories of such rating agency and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Foreign Currency.

(a) Exchange Rates; Currency Equivalents.

(i) On each Computation Date, the Administrative Agent shall determine the Exchange Rate with respect to each Foreign Currency in which any LC Exposure or any of the then outstanding Foreign Currency L/Cs are denominated, as of such Computation Date and notify the Issuing Banks and the Borrower in writing of the effective Exchange Rate with respect to such Foreign Currency. The Exchange Rate with respect to such Foreign Currency so determined shall become effective as of such Computation Date and shall remain effective until the next succeeding Computation Date. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(ii) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be, with respect to such Foreign Currency L/C, the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

(b) Agreed Currencies.

(i) The Borrower may from time to time request that Letters of Credit be issued in any Agreed Currency. The issuance, increase or extension of any Foreign Currency L/C (other than those denominated in an Agreed Currency) shall be subject to the approval of the applicable Issuing Bank.

(ii) The Borrower may request that the Administrative Agent and an Issuing Bank designate any Eligible Currency as an Agreed Currency and such request shall be made to such Issuing Bank and the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of any desired issuance of a Letter of Credit in any such Eligible Currency

(or such other time or date as may be agreed by the Administrative Agent and such Issuing Bank in their sole discretion). Each of the Administrative Agent and the applicable Issuing Bank shall notify the Borrower whether it consents, in its sole discretion, to designate such Eligible Currency as an Agreed Currency.

(iii) Any failure by an Issuing Bank or the Administrative Agent to respond to such request prior to 10 Business Days after such request shall be deemed to be a refusal by such Issuing Bank or the Administrative Agent to permit Letters of Credit to be issued in such requested currency. If an Issuing Bank and the Administrative Agent consent to such designation of the requested Eligible Currency as an Agreed Currency, such currency shall be deemed for all purposes to be an Agreed Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank.

(iv) If, after the designation of any Foreign Currency as an Agreed Currency (including any designation thereof on the date hereof and any other designations made pursuant to this Section 1.05(b)), (A) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (B) such currency, in the reasonable determination of the Administrative Agent or the applicable Issuing Bank, no longer qualifies as an “Eligible Currency” or (C) in the reasonable determination of the Administrative Agent or the applicable Issuing Bank, a Dollar Equivalent of such currency is not readily calculable, then (1) the Administrative Agent (or if applicable, the applicable Issuing Bank) shall promptly notify the Borrower (and, in the case of a determination made by an Issuing Bank, the Administrative Agent), and (2) such currency shall no longer be an Agreed Currency until such time as the Administrative Agent or such Issuing Bank, as applicable, as provided herein, agrees to reinstate such currency as an Agreed Currency.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans (each a “Revolving Loan”) in Dollars to the Borrower from time to time on any Business Day during the Availability Period in an aggregate outstanding principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the aggregate Credit Exposures of all Lenders exceeding the Aggregate Commitment in effect at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Commitment Increase.

(a) General. Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders, from time to time prior to the Maturity Date to cause an increase in the Aggregate Commitment (a “Commitment Increase”) by adding to this Agreement one or more additional lenders that are not already Lenders hereunder and that are not Persons described in Section 9.04(b)(v) (each, a “CI Lender”) or by allowing one or more existing Lenders (other than a Defaulting Lender) to increase their respective Commitments (each, an “Increasing Lender”); provided that (i) both before and immediately after giving effect to such Commitment Increase, no Event of Default shall have occurred and be continuing as of the relevant Commitment Increase Effective Date, (ii) no such Commitment Increase shall be less than $25,000,000, (iii) the aggregate amount of all such Commitment Increases shall not exceed $250,000,000, (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion), (v) the written consent of the Administrative Agent, the Swingline Lender and each Issuing Bank shall be required for the addition of any CI Lender (such consent not to be unreasonably withheld, conditioned, or delayed) and (vi) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of such outstanding Loans.

(b) Notice. The Borrower shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) in the form of Exhibit B attached hereto of its intention to increase the Aggregate Commitment pursuant to this Section 2.02. Each such Notice of Commitment Increase shall be signed by the Borrower, the CI Lenders, the Increasing Lenders, and the persons required by Section 2.02(a)(v) and shall specify (i) the proposed effective date of such Commitment Increase (each such date, a “Commitment Increase Effective Date”), which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase and shall be at least 30 days prior to the Maturity Date, (ii) the amount of the requested Commitment Increase (provided that after giving effect to such requested Commitment Increase, the aggregate amount of all Commitment Increases does not exceed the amount set forth in subsection (a)(iii) above), (iii) the identity of each CI Lender or Increasing Lender, and (iv) the amount of the respective Commitments of the then existing Lenders and the CI Lenders from and after the Commitment Increase Effective Date.

(c) Delivery of Funds. On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) each Increasing Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Increasing Lender’s New Funds Amount, which amount, for each such Increasing Lender, shall constitute Loans made by such Increasing Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (iii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment, to the extent necessary to keep the outstanding Revolving Loans ratable to reflect the revised Applicable Percentages of the Lenders arising from such increase, by the Borrower, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iv) the Borrower shall be responsible to pay to each Lender any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of any outstanding Loans.

(d) Defined Terms. For purposes of this Section 2.02 and Exhibit B, the following defined terms shall have the following meanings: (i) “New Funds Amount” means, on any Commitment Increase Effective Date, the amount equal to the product of an Increasing Lender’s increased Commitment or a CI Lender’s Commitment (as applicable) represented as a percentage of the Aggregate Commitment after giving effect to any Commitment Increase on such Commitment Increase Effective Date, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to such Commitment Increase, if any, as of such Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of Borrowings made after giving effect to such Commitment Increase on such Commitment Increase Effective Date); (ii) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to any Commitment Increase that does not increase its respective Commitment as a result of such Commitment Increase and whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of any Commitment Increase Effective Date as a result of the Commitment Increase occurring on such Commitment Increase Effective Date (without regard to the effect of any Borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase occurring on such Commitment Increase Effective Date).

(e) Effect of Commitment Increase. Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in the register each CI Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by such CI Lender to the Administrative Agent on or before such Commitment Increase Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01 shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.01, (iii) each CI Lender that complies with the provisions of this Section 2.02 shall be a “Lender” for all purposes under this Agreement, (iv) all calculations and payments of interest on the Loans shall take into account the actual Commitments of each Lender and the principal amount outstanding of each Loan made by such Lender during the relevant period of time, and (v) each Lender’s share of the LC Exposure on such date shall automatically be deemed to equal such Lender’s Applicable Percentage of the LC Exposure (such Applicable Percentage for such Lender to be determined as of such Commitment Increase Effective Date in accordance with its Commitment on such date as a percentage of the Aggregate Commitment on such date) without further action by any party.

(f) Representations and Warranties; No Default. Each Commitment Increase shall be deemed to constitute a representation and warranty by the Borrower on the applicable Commitment Increase Effective Date that, at the time of and immediately after giving effect to such Commitment Increase, (i) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) on and as of such Commitment Increase Effective

Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Commitment Increase Effective Date, such representations and warranties shall continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) as of such specified earlier date, and (ii) no Event of Default shall have occurred and be continuing.

(g) Conditions to Effectiveness. No Commitment Increase shall become effective until (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower dated as of the applicable Commitment Increase Effective Date (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Commitment Increase, and (B) certifying that the conditions of this Section 2.02 with respect to such increase have been satisfied and (ii) the Administrative Agent shall have received such other documents reasonably requested by the Administrative Agent in connection therewith.

Section 2.03 Revolving Loans and Revolving Borrowings.

(a) Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required or requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(d). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.04 Requests for Borrowings. To request a Borrowing (other than Swingline Borrowings, which shall be governed by Section 2.10), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or, unless otherwise required by the Administrative Agent prior to such delivery, electronic mail (PDF), to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.05 Letters of Credit.

(a) General; Certain Conditions. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to issue Letters of Credit for the Borrower’s own account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period (it being understood and agreed that the full Letter of Credit Maximum Amount shall be available from any Issuing Bank); provided that no Letter of Credit will be issued, amended, renewed, or extended:

(i) if such issuance, amendment, renewal or extension would cause (A) the total LC Exposure to exceed the Letter of Credit Maximum Amount, or (B) the sum of the aggregate Credit Exposures of all of the Lenders to exceed the Aggregate Commitment;

(ii) unless such Letter of Credit shall expire at or prior to the close of business on the earlier of (A) one year after the issuance or extension thereof and (B) the date that is five Business Days prior to the Maturity Date (unless the applicable Issuing Bank has consented to such later expiry date and the Borrower has Cash Collateralized the applicable Letter of Credit in an amount equal to 100% of the Dollar Equivalent of the face amount of such Letter of Credit on or before five Business Days prior to the Maturity Date);

(iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank issuing such Letter of Credit in its sole discretion;

(iv) unless, if requested by the Issuing Bank issuing such Letter of Credit, the Borrower has delivered to such Issuing Bank a letter of credit application; provided that in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application, the terms and conditions of this Agreement shall control;

(v) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank issuing such Letter of Credit from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;

(vi) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Bank issuing such Letter of Credit applicable to letters of credit generally;

(vii) if such Letter of Credit is requested to be denominated in any currency other than an Agreed Currency;

(viii) unless such Letter of Credit is a standby letter of credit;

(ix) unless such Letter of Credit is subject to either (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Bank; or

(x) if any Lender is at such time a Defaulting Lender hereunder, unless such Defaulting Lender’s Fronting Exposure as to Letters of Credit has been fully reallocated or Cash Collateralized pursuant to Section 2.21 below or the Issuing Bank issuing such Letter of Credit has entered into other arrangements (satisfactory to it in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.

(b) Notice of Issuance, Amendment, Renewal, Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by facsimile (or electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (a)(ii) of this Section), the amount of such Letter of Credit, which must be at least $100,000 (except with the consent of such Issuing Bank), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, and certifying that (i) the requirements in Sections 4.02(a) and (b) have been met and (ii) the issuance, amendment, renewal or extension of such Letter of Credit would not cause (A) the total LC Exposure to exceed the Letter of Credit Maximum Amount or (B) the sum of the aggregate Credit Exposures of all Lenders to exceed the Aggregate Commitment. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on a form agreed between the Borrower and such Issuing Bank in connection with any request for a Letter of Credit.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in each Letter of Credit issued by such Issuing Bank equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (d) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (and as to any Foreign Currency L/C, in the Dollar Equivalent of the Foreign Currency paid by the Issuing Bank under such Letter of Credit) not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Borrowing in the Dollar Equivalent of an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(e) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit Document, or any term or provision therein;

(ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(iv) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(v) the existence of any claim, set-off, defense (other than the payment or reimbursement in full of such obligations) or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction; or

(vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(f) Liability. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, an unlawful act or willful misconduct on the part of any Issuing Bank (as determined in a final, non-appealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or, unless otherwise required by the Administrative Agent or the Borrower prior to such delivery, electronic mail (PDF)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse or finance such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) Establishment of Cash Collateral Account. If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Section 2.05(k), 2.08(c), 2.11(c), 2.21, 5.09, 7.02, 7.03 or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority, perfected security interest in such account and the funds therein. As collateral security for the payment and performance of the Obligations of the Borrower under this Agreement, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lender Parties, a first priority security interest in the Cash Collateral Account and all cash and other property from time to time deposited or held in such account, and all proceeds thereof, and any substitutions and replacements therefor. If at any time Cash Collateral is subject to any right or claim of any Person other than the Lender Parties as herein provided, or the total amount of such Cash Collateral is less than the amount required to be deposited under this Agreement, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lender).

(ii) Application of Funds. Moneys in such account (other than moneys required to be deposited pursuant to Section 5.09) shall be applied by the Administrative Agent to reimburse ratably the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower under this Agreement. If the maturity of the Loans has been accelerated in accordance with Article VII, any and all collateral held by the Administrative Agent pursuant to Section 5.09 may be applied by the Administrative Agent to satisfy the Obligations of the Borrower under this Agreement.

(iii) Release of Funds. If (A) with respect to Cash Collateral deposited by the Borrower pursuant to any provision of this Agreement other than Section 5.09, no Default has occurred and is continuing, or (B) with respect to Cash Collateral deposited by the Borrower pursuant to Section 5.09, at any time any amount of Cash Collateral deposited by the Borrower pursuant to Section 5.09 exceeds the amount from time to time expressly required to be deposited pursuant to clause (a) or (b) of such Section 5.09, then, in each case, from time to time, within three Business Days of the Borrower’s written request, the Administrative Agent shall release to the Borrower any and all funds held in the Cash Collateral Account above the aggregate amounts then expressly required, if any, to be deposited and held as Cash Collateral under all relevant provisions of this Agreement.

(iv) Administration of Cash Collateral Account. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made, upon the direction of the Borrower, in one or more Permitted Investments, at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(k) Defaulting Lender. At any time that there shall exist a Defaulting Lender, within two Business Days following receipt of the written request from the Administrative Agent, the Borrower shall deposit into the Cash Collateral Account an amount not less than 102% of such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender if, and to the extent, required by Section 2.21(a)(v).

(i) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided by the Borrower under this Section 2.05(k) or by the Borrower or a Defaulting Lender under Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(ii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.05(k) or Section 2.21 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and such Issuing Bank, acting reasonably, that there exists Cash Collateral in excess of the amount required to be maintained pursuant to the terms of this Agreement; provided that, subject to Section 2.21, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other Obligations.

Section 2.06 Funding of Revolving Borrowings.

(a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower to the Administrative Agent in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(d) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made its Applicable Percentage of such Borrowing available to the Administrative Agent on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections; Conversions and Continuations.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Revolving Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Revolving Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or, unless otherwise required by the Administrative Agent prior to such delivery, electronic mail (PDF) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Revolving Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Revolving Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) General. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) Optional.

(i) The Borrower may at any time terminate in whole, or from time to time reduce in part the unused portion of the Aggregate Commitment; provided that (A) each partial reduction of the Aggregate Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect to any concurrent payment or prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the Aggregate Commitment.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate in whole or reduce the Aggregate Commitment under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination in whole of the Aggregate Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitment shall be permanent and may not be reinstated except pursuant to Section 2.02. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.

(c) Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to reduce or terminate such Defaulting Lender’s Commitment hereunder; provided that (i) the Borrower must elect to either terminate such Defaulting Lender’s entire Commitment or terminate such Defaulting Lender’s entire unused Commitment, (ii) if the Borrower elects to terminate such Defaulting Lender’s entire Commitment, the Borrower shall pay to the Administrative Agent all amounts owed by the Borrower in respect of such terminated Commitment amount to such Defaulting Lender in its capacity as a Lender under this Agreement and under the other Loan Documents and shall, to the extent such Defaulting Lender’s ratable share of the LC Exposure has not been, or has only partially been, reallocated pursuant to Section 2.21, deposit into the Cash Collateral Account Cash Collateral in the amount equal to 102% of the Fronting Exposure attributable to such Defaulting Lender, and (iii) such termination shall not be permitted if an Event of Default has occurred and is continuing. Upon written notice to the Defaulting Lender and the Administrative Agent of the Borrower’s election to terminate such Defaulting Lender’s entire Commitment pursuant to this clause (c) and the payment and deposit of amounts (if any) required to be made by the Borrower under clause (ii) above, (A) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.15, 2.17, 8.06 and 9.03 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (B) such Defaulting Lender’s Commitment shall be deemed terminated in whole and (C) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” except pursuant to surviving obligations (including Sections 2.17 and 9.12 and as to its indemnification obligations under Article 8 with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder), provided that any such termination will not be deemed to be a waiver or release of any claim by the Borrower, the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender against such Defaulting Lender.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of (i) each Revolving Loan on the Maturity Date and (ii) each Swingline Loan on the Swingline Payment Date applicable to such Swingline Loan.

(b) Maintenance of Accounts by Lenders and Swingline Lender. Each Lender and the Swingline Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender or the Swingline Lender resulting from each Loan made by such Lender or Swingline Lender, including the amounts of principal and interest payable and paid to such Lender or Swingline Lender from time to time hereunder.

(c) Maintenance of Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Prime Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Swingline Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Revolving Notes. Any Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit D. Thereafter, the Loans evidenced by such Revolving Notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Revolving Notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) Swingline Note. The Swingline Lender may request that Swingline Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Swingline Lender a Swingline Note payable to the order of the Swingline Lender and in substantially the form of Exhibit E. Thereafter, the Swingline Loans evidenced by such Swingline Note and interest thereon shall at all times be represented by such Swingline Note.

(g) Return of Notes. With respect to each Lender and Swingline Lender holding a Note, upon the full and final payment by the Borrower to such Lender (or to the Administrative Agent for the account of such Lender) or the Swingline Lender of all amounts due under any Note payable to such Lender or Swingline Lender, and the termination of the Commitment of such Lender or Swingline Lender, as applicable, such Lender and Swingline Lender agrees to return such Note to the Borrower with reasonable promptness.

Section 2.10 Swingline Loans.

(a) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swingline Lender shall, from time to time on any Business Day during the Availability Period, make Swingline Loans to the Borrower which shall be due and payable on the Swingline Payment Date, notwithstanding the fact that such Swingline Loans, when aggregated with the Credit Exposure of the Swingline Lender in its capacity as a Lender, may exceed the amount of such Lender’s Commitment; provided that (i) after giving effect to such Swingline Loan, (A) the aggregate outstanding principal amount of all Swingline Loans shall not exceed the Swingline Sublimit Amount in effect at such time and (B) the aggregate Credit Exposures of all Lenders shall not exceed the Aggregate Commitment in effect at such time; (ii) no Swingline Loan shall be made by the Swingline Lender if the conditions set forth in Section 4.02 have not been met as of the date of such Swingline Loan, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Loan shall constitute a representation and warranty by the Borrower that on the date of such Swingline Loan such conditions have been met; (iii) each Swingline Loan shall be in an aggregate amount not less than $100,000 and in integral multiples of $100,000 in excess thereof; and (iv) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.10(a) conflict with such AutoBorrow Agreement, the terms of such AutoBorrow Agreement shall govern and control. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swingline Loans and to refinance Swingline Loans as provided below.

(b) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.10(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swingline Loans ever exceeds the Swingline Sublimit Amount, the Borrower shall, upon receipt of written notice of such condition from the Swingline Lender, prepay the outstanding principal of the Swingline Loans in the amount of such excess. If an AutoBorrow Agreement is in effect, each prepayment of a Swingline Borrowing shall be made as provided in such AutoBorrow Agreement.

(c) Reimbursements for Swingline Obligations.

(i) The Borrower agrees to pay to the Swingline Lender the principal amount of such Swingline Loans and interest, fees, and other amounts owed by the Borrower with respect to the Swingline Loans when due and payable under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the Borrower does not pay to the Swingline Lender any such amounts when due and payable, the Swingline Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount equal to such unpaid amount. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing of ABR Loans in the amount of such obligation and the transfer of the proceeds thereof to the Swingline Lender. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 4.02 have been met, (B) such notice complies with Section 2.04, or (C) a Default has occurred and is continuing, make available such Lender’s Applicable Percentage of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swingline Lender for application to such amounts owed to the Swingline Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swingline Lender to make such requests for Revolving Borrowings on behalf of the Borrower, and the Lenders to make Revolving Loans to the Administrative Agent for the benefit of the Swingline Lender in satisfaction of such obligations. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations with respect to Swingline Loans, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.10(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement.

(ii) If at any time, the Commitments shall have expired or be terminated while any Swingline Loan is outstanding, each Lender, at the sole option of the Swingline Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make a Revolving Loan as an ABR Loan, or (B) be deemed, without further action by any Person, to have purchased from the Swingline Lender a participation in such Swingline Loan, in either case in an amount equal to such Lender’s Applicable Percentage of the outstanding aggregate principal balance of the Swingline Loans. The Administrative Agent shall notify each such Lender of the amount of such Revolving Loan or participation, and such Lender will transfer to the Administrative Agent for the account of the Swingline Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Loan or participation.

(iii) If any such Lender shall not have so made its Revolving Loan or its participation available to the Administrative Agent pursuant to this Section 2.10, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Effective Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Loan and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Loan or participation in a Swingline Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Loan or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make such Revolving Loan or purchase such participation pursuant to this Section 2.10 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swingline Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swingline Loan, once so participated by any Lender, shall cease to be a Swingline Loan with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Loan.

(d) Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swingline Borrowing shall be made as provided in such AutoBorrow Agreement or pursuant to a request in accordance with the immediately succeeding sentence. Except as provided in clause (c) above and except for Swingline Borrowings made pursuant to an AutoBorrow Agreement, each request for a Swingline Loan shall be made pursuant to telephone notice to the Swingline Lender given no later than 11:00 a.m. (New York time) on the date of the proposed Swingline Loan, promptly confirmed by a completed and executed Notice of Borrowing sent by facsimile or, unless otherwise required by the Administrative Agent or Swingline Lender prior to such delivery, electronic mail (PDF), to the Administrative Agent and the Swingline Lender. The Borrower shall specify in its telephone notice, which shall be confirmed in the Notice of Borrowing, the interest rate at which such Swingline Borrowing shall bear interest in accordance with Section 2.13(c). If no election as to the interest rate is specified, then the requested Swingline Borrowing shall bear interest at the rate specified in Section 2.13(c)(i). The Swingline Lender will promptly (and in any event not later than 3:00 p.m. on the borrowing date specified in such Notice of Borrowing) make the Swingline Loan available to the Borrower at the Borrower’s account with the Administrative Agent.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans (provided that any failure of the Swingline Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Lender funds its Revolving Loan or participation pursuant to clause (c) above, interest in respect of such Lender’s Applicable Percentage of the Swingline Loans shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g) Defaulting Lender. Notwithstanding anything herein to the contrary, the Swingline Lender shall not be obligated to make a Swingline Loan at such time a Defaulting Lender exists hereunder, unless such Defaulting Lender’s Fronting Exposure as to Swingline Loans has been fully reallocated or Cash Collateralized pursuant to Section 2.21 below or the Swingline Lender has entered into other arrangements (satisfactory to it in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender.

Section 2.11 Prepayment of Loans.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have the right at any time and from time to time to prepay any principal amount of any Loan as provided in this Section 2.11 and, with respect to Swingline Loans, Section 2.10(b). Each payment of any Loan pursuant to this Section 2.11 shall be made in a manner such that all Loans comprising part of the same Borrowing are paid in whole or ratably in part (other than Loans owing to a Defaulting Lender as provided in Section 2.21).

(b) Optional. The Borrower may elect to prepay the Loans without penalty or premium (except as set forth in Section 2.16) by giving notice to the Administrative Agent by telephone (confirmed by facsimile or, unless otherwise required by the Administrative Agent prior to such delivery, electronic mail (PDF)) of such prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03. Full prepayments of any Borrowing are permitted without restriction of amounts. In addition to the foregoing, if an AutoBorrow Agreement is in effect, any prepayment of Swingline Loans may also be made as provided in such AutoBorrow Agreement.

(c) Mandatory. If, on any Business Day, the aggregate Credit Exposures of all Lenders exceeds the Aggregate Commitment (an “Excess”), then the Borrower shall, within two Business Days after the earlier of (A) the Borrower’s receipt of written notice of an Excess from the Administrative Agent and (B) the date any Responsible Officer of the Borrower has actual knowledge of such Excess, solely to the extent of such Excess: first, prepay to the Swingline Lender the outstanding principal amount of the Swingline Loans; and second, prepay to the Administrative Agent, for the ratable account of each of the Lenders, in whole or in part, a principal amount of Revolving Loans comprising part of the same Borrowing(s) selected by the Borrower that will eliminate the Excess; provided, that in the event an Excess remains after prepayment in full of all of the Revolving Loans, the Borrower shall deposit Cash Collateral in an amount equal to the remaining Excess into the Cash Collateral Account.

(d) Interest; Costs. Prepayments shall be accompanied by accrued interest on the amount prepaid to the extent required by Section 2.13 and any break funding payments to the extent required by Section 2.16.

Section 2.12 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of such Lender’s unused Commitment during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. For purposes of this Section 2.12(a) only, amounts advanced as Swingline Loans shall not reduce the amount of the unused Commitments. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.12(a) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).

(b) Fees for Letters of Credit. The Borrower agrees to pay:

(i) to the Administrative Agent for the account of each Lender a participation fee with respect to each Lender’s participations in (A) Performance Letters of Credit, which shall accrue at the Applicable Rate on the average daily amount of such Lender’s LC Exposure attributable to Performance Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (B) Letters of Credit other than Performance Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure attributable to such Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; and

(ii) to each Issuing Bank a fronting fee, which shall accrue at the rate set forth in the Fee Letter between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) associated with Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees. The Borrower agrees to pay, without duplication, (i) the fees set forth in each Fee Letter and (ii) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it, or to each Joint Lead Arranger, in the case of fees payable directly to it pursuant to the applicable Fee Letter) for distribution, in the case of commitment fees, and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Swingline Loans. The Loans comprising each Swingline Borrowing shall bear interest, at the Borrower’s option (which shall be specified in accordance with Section 2.10(d)), at (i) the Alternate Base Rate plus the Applicable Rate for ABR Loans or (ii) Daily One-Month LIBOR plus the Applicable Rate for Eurodollar Loans.

(d) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Payment. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Computations of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c) the rates referenced in the definition of “Eurodollar Rate” cease to be an interest rate benchmark for short term interest rates;

then the Administrative Agent shall give notice thereof and the reason therefor (in reasonable detail) to the Borrower and the Lenders by telephone, facsimile or, unless otherwise required by the Borrower or any Lender prior to such delivery, electronic mail (PDF) as promptly as practicable thereafter and, (i) until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent shall use reasonable efforts to do promptly after such circumstances cease to exist), (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (ii) solely in the case of the circumstance described in clause (c) above, if either the Borrower or the Required Lenders shall so request, the Borrower and the Administrative Agent will negotiate in good faith to amend the definition of “Eurodollar Base Rate” to incorporate a successor benchmark rate that is acceptable to the Borrower, the Administrative Agent and the Required Lenders; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.15 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or any Issuing Bank;

(ii) subject any Lender or any Issuing Bank to any Taxes (other than any (A) Indemnified Taxes or (B) Taxes described in clauses (a)(ii) and (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon the written request of such Lender or Issuing Bank, as the case may be, the Borrower will pay (but without duplication) to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, which certificate shall describe in reasonable detail an explanation of the basis thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor and provides a certificate in accordance with Section 2.15(c); provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Foreign Exchange Costs; Break Funding Payments.

(a) Foreign Exchange Costs. Upon demand of any Issuing Bank (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Issuing Bank for and hold such Issuing Bank harmless from any loss, cost or expense incurred by it as a result of any payment by the Borrower to reimburse drawings made under any Foreign Currency L/C in a currency other than the Foreign Currency in which such Foreign Currency L/C is denominated, including any foreign exchange losses and any loss or expense arising from the performance of any foreign exchange contract.

(b) Break Funding Payments. In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (ii) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (iii) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), other than by reason of a failure of such Lender to make such Loan at a time when the conditions in Section 4.02 have been met, or (iv) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for any loss, cost or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained) attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan attributable to any such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. If any Lender makes such a claim for compensation, pursuant to this Section 2.16(b), such Lender shall provide to the Borrower (with a copy to the Administrative Agent) a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable Legal Requirement and, if such Taxes are Indemnified Taxes, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17(a)) the applicable Recipient of such payment receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with the applicable Legal Requirement, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes for which the Administrative Agent has furnished to the Borrower the original or certified copy of any receipts of or from the relevant Governmental Authority reflecting the payment of such Other Taxes to the relevant Governmental Authority.

(d) Indemnification by the Borrower. The Borrower shall indemnify (but without duplication) each Recipient within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposes or asserted on amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket third party expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority except that Indemnified Taxes shall not include any such Taxes arising or resulting from such Recipient’s gross negligence, willful misconduct or unlawful act, as determined in a final and non-appealable judgment by a court of competent jurisdiction, provided, however, that the applicable Recipient shall have, together with the such written demand, also furnished to the Borrower a certification in reasonable detail of such amount of such Indemnified Taxes and expenses for which indemnification is being sought and certified copies of any receipts reflecting the payment of all such Indemnified Taxes and expenses which shall be conclusive absent manifest error. Notwithstanding anything in clause (d) to the contrary, no Recipient shall be indemnified for any Taxes that would otherwise constitute Indemnified Taxes hereunder unless such Recipient makes written demand on the Borrower for reimbursement hereunder no later than 180 days after the earlier of (i) the date on which such Recipient makes payment of the Indemnified Taxes or Other Taxes and (ii) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of the Indemnified Taxes or Other Taxes (for purposes of this clause (ii), “written demand” means a written notice that includes the amount of such Indemnified Taxes or Other Taxes); provided, further that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 180 day period referred to in the foregoing sentences shall be extended to include the period of the retroactive effect thereof. In the event that such Recipient fails to give the Borrower such timely notice as provided herein, the Borrower shall not have any obligation to pay such claim for reimbursement.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority pursuant to Section 2.17(a) or (b), the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other reasonable evidence of such payment reasonably satisfactory to the Administrative Agent; provided, however, the foregoing shall not be construed to require the Borrower to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Administrative Agent, any Lender or any other Person.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments (or any payment) made hereunder or under any of the other Loan Documents shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirement or reasonably requested by any Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender shall timely deliver to the Borrower and the Administrative Agent such other documentation prescribed by an applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender and/or the Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections (ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person shall deliver to the Borrower or the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax;

(B) any Foreign Lender shall to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) properly completed and executed originals of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN; or (iv) to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by properly completed and executed originals of IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, properly completed and executed originals of IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership for United States federal income tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement

(including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and/or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Obligation to Update Obsolete/Inaccurate Forms, Certifications and Other Documentation. Each Lender agrees that if any form, certification or other documentation it previously delivered to the Borrower or the Administrative Agent expires or becomes obsolete or inaccurate in any respect, it shall promptly update and/or make accurate such form, certification and/or documentation and shall promptly deliver same to the Borrower and the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to, or for, which it has been indemnified pursuant to this Section 2.17, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 2.17, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity and other payments made by and/or in respect of the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of (but without duplication) all reasonable out-of-pocket expenses of such indemnified Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Lender, agrees to repay such of the amount of the refund paid over to the Borrower pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event and to the extent of the amount of the refund (and penalties, interest or other charges) that such Recipient is required to repay to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or such Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(h) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payment Procedures. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without deduction, setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such location in the United States as the Administrative Agent shall designate in writing to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars.

(b) Non-Business Day Payments. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Sharing of Payments, Etc. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that:

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(B) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c) or (d), Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. Notwithstanding anything herein to the contrary:

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement Lender. If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender, (iv) any Lender gives notice pursuant to Section

2.20, (v) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Loan Document requested by the Borrower, or (vi) any Lender has, or is 100% owned, directly or indirectly, by a company that has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency, then the Borrower may, at its sole expense and effort (and in the case of a Defaulting Lender, the Administrative Agent may), upon notice to such Lender and the Administrative Agent (or, if elected by the Administrative Agent with respect to a Defaulting Lender, upon notice by the Administrative Agent to the Borrower), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee permitted by Section 9.04 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A) each party required to consent to such assignment under Section 9.04 shall have provided its prior written consent to such assignment;

(B) as to assignments required by the Borrower, the Administrative Agent shall have been paid the assignment fee (if any) specified in Section 9.04;

(C) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(D) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(E) such assignment does not conflict with applicable Legal Requirements; and

(F) in the case of any assignment(s) resulting from any Lender(s) that have declined to consent to a modification or waiver of the terms of this Agreement or any other Loan Document requested by the Borrower, such modification or waiver would receive approval of the Required Lenders, after giving effect to such assignment(s).

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.19 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.19, the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.08(c).

Section 2.20 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make or maintain such Eurodollar Loans (the “Affected Loans”) shall be suspended until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Affected Loans to such day, or, if such Lender may not lawfully continue to maintain such Affected Loans, on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans. Each Lender shall use commercially reasonable efforts (consistent with its internal policies that are generally applicable to other borrowers and legal and regulatory restrictions) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would avoid the need for such notice and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.21 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender), the Required Lenders or each adversely affected Lender have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification (A) that would (1) increase the Commitment of such Defaulting Lender, (2) reduce the principal of, or interest on, any Revolving Loan owed or to be owed to such Defaulting Lender, (3) reduce any fees payable to such Defaulting Lender, or (4) postpone or extend any date fixed for any payment of principal of, or interest on, any Revolving Loan, including the Maturity Date or for any payment of any fees payable to such Defaulting Lender hereunder, or (B) requiring the consent of all Lenders or each adversely affected Lender which adversely affects such Defaulting Lender differently than all other Lenders or all other adversely affected Lenders, as the case may be, shall require the consent of such Defaulting Lender.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(k); fourth, as the Borrower may request (so long as no Default or Event of Default is continuing), to the funding of any Loan hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (a) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (b) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(k); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitments without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fees under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees under Section 2.12(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which such Defaulting Lender has provided Cash Collateral pursuant to Section 2.21(a)(ii) or otherwise.

(C) With respect to any fee under Section 2.12(b)(i) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the applicable Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentage (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following the written request of the Administrative Agent, any Issuing Bank or the Swingline Lender, without prejudice to any right or remedy available to it hereunder or under any Legal Requirement, provide Cash Collateral in an amount not less than 102% of the Swingline Lender’s and each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, or any filings that the Borrower or its Affiliates may be required to make with the Securities and Exchange Commission, (b) will not contravene in any material respect any applicable Legal Requirement of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (d) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except to the extent that such violation, default or payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien (other than a Permitted Encumbrance) on any asset of the Borrower or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2011, audited by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2012, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (except as expressly noted therein), subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2011, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Properties. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Permitted Encumbrances or except where the failure to have such title or leasehold interest could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that draws into question the validity or enforceability of this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements; No Default. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, material agreements and other material instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.08 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all United States federal income tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent in connection with this Agreement or the Confidential Information Memorandum did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished or made available to the Administrative Agent prior to the date this representation is made or deemed made.

Section 3.12 OFAC. Neither the Borrower nor any of its Subsidiaries (a) is an “enemy” or an “ally of enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, or (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any other applicable anti-money laundering, economic sanctions, enabling legislation or executive order relating thereto, or (c) is a Sanctioned Person. No part of the proceeds of any Extension of Credit hereunder will be used by the Borrower directly or indirectly in violation of any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any other applicable anti-money laundering, economic sanctions enabling legislation or executive order relating thereto.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans, of the Swingline Lender to make Swingline Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission (PDF) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Duane Morris LLP, counsel for the Borrower, substantially in the form of Exhibit F, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion to the Administrative Agent and the Lenders.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) Each Lender Party shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Administrative Agent and each Lender shall have received all documentation and other information that is requested from the Borrower in order to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, of the Swingline Lender to make a Swingline Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, and any reallocation of a Defaulting Lender’s participation in LC Exposure and Swingline Loans as provided in Section 2.21, shall be subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit or such reallocation, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) as of such specified earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, or such reallocation, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.04.

Each of the giving of the applicable Notice of Borrowing, the acceptance by the Borrower of the proceeds of such Borrowing, the issuance, amendment, renewal or extension of such Letter of Credit, and the reallocation of such Defaulting Lender’s participation in the LC Exposure and Swingline Loans, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03 Determinations Under Sections 4.01 and 4.02. For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loans Documents shall have received written notice from such Lender prior to the date of such Borrowing, such issuance, increase, renewal or extension of a Letter of Credit or such reallocation, as applicable, specifying its objection thereto and, in the case of any Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Reports. Within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” qualification and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) Quarterly Financial Reports. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred during the most recent fiscal quarterly period covered by such financial statements, or during a prior period if such Default has not been included on a previous certificate delivered pursuant to this Section 5.01(c), and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 and (iii) stating whether any change in GAAP or in the application thereof affecting the Borrower has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Other Public Information. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) Rating Change. Promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) Other Information. Promptly following any written request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, in such case, shall be deemed to have been delivered on the earlier of the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.diamondoffshore.com; or (ii) on which such documents are posted on the Borrower’s behalf on the website of the Securities and Exchange Commission or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Except for compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 Notices of Material Events. Within thirty (30) days after a Responsible Officer of the Borrower has knowledge thereof, the Borrower will furnish to the Administrative Agent (and the Administrative Agent will provide to each Lender) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other action permitted under Section 6.02; and provided further that neither the Borrower nor any Significant Subsidiary shall be required to maintain the existence of any right, license, permit, privilege or franchise where the failure to preserve, renew or keep the same in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Tax Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations for Taxes within thirty (30) days of becoming due or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain self insurance reserves to the extent required by GAAP.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior written notice, to visit and inspect its chief executive office during normal business hours (and any other property subject to compliance with applicable safety rules, and at such Person’s sole risk) at such Person’s sole expense (unless an Event of Default has occurred and is continuing), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, in the presence of the Borrower, its independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with federal, state and local Legal Requirements (including Environmental Laws and ERISA) applicable to it or its property and maintain all related permits necessary for the ownership and operation of its property and business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, for investments, acquisitions, capital expenditures and as a commercial paper backstop (in each case to the extent not otherwise prohibited by the terms of this Agreement). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be requested only for general corporate purposes.

Section 5.09 Covenant Upon a Change in Control. Within 90 days after the occurrence of a Change in Control, the Borrower shall formally request a rating for the Index Debt from both S&P and Moody’s. If the higher of such two ratings is BB+ or lower by S&P or Ba1 or lower by Moody’s, then the Borrower shall deposit in the Cash Collateral Account (or pledge to the Administrative Agent for the benefit of the Lender Parties) (a) if the higher of such two ratings is BB+ by S&P or Ba1 by Moody’s, an amount of Cash Collateral equal to 50% of the total Credit Exposures from time to time outstanding; and (b) if the higher of such two ratings is below BB+ by S&P or Ba1 by Moody’s, an amount of Cash Collateral equal to 100% of the total Credit Exposures from time to time outstanding; provided that (i) if the Borrower fails to obtain at least one such rating from S&P or Moody’s within 90 days after the occurrence of a Change in Control, then the Borrower shall on the date that is not later than 90 days after such Change in Control (until such time as at least one such rating is so obtained) be required to deposit collateral pursuant to clause (b) above; and (ii) if at any time any such rating is BBB- or above by S&P or Baa3 or above by Moody’s, then the Borrower shall have no further obligation to post or maintain Cash Collateral under this Section 5.09 (even if at any time thereafter such rating is withdrawn or falls below BBB- by S&P or Baa3 by Moody’s) until such future time, if any, as would be required under this Section 5.09 as a result of a subsequent Change in Control. Any such Cash Collateral shall be released only if permitted and requested pursuant to Section 2.05(j)(iii).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien existing on the date hereof (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate amount of $20,000,000 (or, if denominated in a currency other than Dollars, the Dollar equivalent of $20,000,000) or more, being described and set forth in Schedule 6.01); provided that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not materially increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed, improved or repaired by the Borrower or any Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof); provided that (i) such Liens secure Indebtedness and/or Non-Recourse Indebtedness permitted by this Agreement, (ii) such Liens and the Indebtedness and/or Non-Recourse Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, alteration, improvement or repair, or date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness and/or Non-Recourse Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving or repairing such fixed or capital assets, as the case may be, and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; and

(e) other Liens (not otherwise permitted by the foregoing clauses of this Section 6.01) securing Indebtedness or obligations; provided that on the date such Person creates, incurs, assumes or otherwise permits to exist any such Lien, and immediately after giving effect thereto the total amount of all Indebtedness and obligations secured by Liens pursuant to this clause (e) does not exceed ten percent (10%) of Consolidated Tangible Net Worth as of the then most recently ended fiscal quarter of the Borrower for which financial statements are available.

Section 6.02 Fundamental Changes.

(a) The Borrower will not merge into or consolidate with any other Person, or cause or permit any dissolution of the Borrower or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of the Borrower’s assets, except that: (i) the Borrower may merge into, or consolidate with, any other Person if upon the consummation of any such merger or consolidation the Borrower is the surviving Person in any such merger or consolidation; and (ii) the Borrower may sell, transfer or otherwise dispose of all or substantially all of its assets (including stock in its Subsidiaries) to any Person if such Person is a wholly-owned Subsidiary of the Borrower (or a Person who will contemporaneously therewith become a wholly-owned Subsidiary of the Borrower); provided in the case of any transaction described in the preceding clauses (i) and (ii), no Default shall be continuing immediately prior to, or shall exist immediately after giving effect to, such transaction.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and reasonable extensions thereof and businesses reasonably related thereto.

Section 6.03 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure, including, without limitation, in connection with foreign currency exposure or risks relating to weather related events (regardless of whether such Swap Agreement qualifies for hedge accounting treatment under FAS 133), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary (regardless of whether such Swap Agreement qualifies for hedge accounting treatment under FAS 133).

Section 6.04 Transactions with Affiliates. Except for transactions disclosed on Schedule 6.04 or otherwise in writing to the Administrative Agent and the Lenders on or before the date hereof (and any extensions, renewals, or replacements of such disclosed transactions on substantially the same terms), or as otherwise permitted herein, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any material transaction with (including any sale, lease or other transfer any property or assets to, or purchase, lease or other acquisition of any property or assets from) any of its Affiliates, except (a) at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties, (b) any transactions between or among the Borrower and/or any of its wholly owned Subsidiaries (or any Subsidiaries that would be wholly owned by the Borrower except for the ownership of directors’ qualifying shares) not involving any such transaction with any other Affiliate and (c) compensation, indemnification and reimbursement of expenses of officers and directors.

Section 6.05 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness (including any Guarantee by a Subsidiary of Indebtedness of the Borrower), except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof (unless disclosed in the Borrower’s financial statements, such Indebtedness, to the extent the principal amount thereof is $20,000,000 or more, being described on Schedule 6.05) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary;

(d) Indebtedness of any Person existing at the time such Person becomes a Subsidiary or at the time such Person is merged with or into the Borrower or any Subsidiary, in each case, after the date hereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is not created in contemplation of or in connection with such transaction;

(e) Indebtedness of any Subsidiary as an account party in respect of performance letters of credit or under performance guarantees; and

(f) Indebtedness of a Subsidiary in addition to that otherwise permitted by the foregoing clauses of this Section 6.05, provided that on the date such Subsidiary incurs or otherwise becomes liable with respect to any such additional Indebtedness and immediately after giving effect thereto and the concurrent retirement of any other Indebtedness: (A) no Default is continuing, and (B) the total amount of all Indebtedness incurred pursuant to this clause (f) does not exceed ten percent (10%) of Consolidated Net Assets as of the then most recently ended fiscal quarter of the Borrower for which financial statements are available, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof.

Section 6.06 Consolidated Indebtedness to Total Capitalization Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, the ratio of Consolidated Indebtedness to Total Capitalization to exceed 60%.

Section 6.07 Use of Proceeds. The Borrower shall not, nor shall it permit any of its Subsidiaries to, use the proceeds of the Loans or request any Letter of Credit for any purpose other than in accordance with Section 5.08.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Default. The Borrower shall fail to pay (i) any interest on any Loan or any interest on any reimbursement obligation in respect of any LC Disbursement payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

(c) Misrepresentation. Any representation or warranty made or deemed made by the Borrower in or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect or false when made or deemed made in any material respect (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) and such incorrectness or falsity is continuing.

(d) Default in Performance of Certain Covenants. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.09, Section 6.01, Section 6.02, Section 6.06 or Section 6.07.

(e) Default in Performance of Other Covenants and Conditions. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), or (d) of this Article), and such failure shall continue unremedied for a period of 30 consecutive days after the earlier of (i) Borrower’s receipt of written notice thereof from the Administrative Agent to the Borrower and (ii) the date any Responsible Officer of the Borrower has actual knowledge of such breach.

(f) Indebtedness Cross-Default. The Borrower or any Subsidiary shall fail to make any payment at maturity in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (after giving effect to any applicable grace period specified in the agreement or instrument relating to such Material Indebtedness) or any default shall occur (other than as a result of a voluntary sale or transfer of property, provided that such Material Indebtedness is repaid in full and terminated, and all Liens and security interests securing such Material Indebtedness are released, substantially simultaneously with such sale or transfer) that (i) results in any Material Indebtedness being declared due prior to its scheduled maturity or (ii) permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to accelerate the maturity of such Material Indebtedness or requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(g) Involuntary Bankruptcy Proceeding. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) Voluntary Bankruptcy Proceeding. The Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing.

(i) Judgment. One or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent such judgment or judgments are not covered by (i) independent third party insurance as to which the respective insurer does not dispute coverage and is not subject to an insolvency proceeding or (ii) a valid indemnity from a third party that is not the subject of any insolvency proceeding and that has the financial capability or insurance to perform such indemnity) shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days (with respect to any such judgment rendered in the United States)

or 60 consecutive days (with respect to any such judgment rendered outside of the United States) during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment.

(j) ERISA Events. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any Subsidiary thereof party thereto or any such Person shall so state in writing, other than in accordance with the express terms hereof or thereof.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default described in Section 7.01 (g) or (h)) shall have occurred and be continuing, then, at any time thereafter during the continuance of such event,

(a) the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(b) the Borrower shall, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure and Swingline Exposure representing greater than 50% of the total LC Exposure and Swingline Exposure) demanding the deposit of cash collateral pursuant to this paragraph, deposit with the Administrative Agent into the Cash Collateral Account, an amount in cash equal to 102% of the sum of the LC Exposure as of such date, the Swingline Exposure as of such date, and any accrued and unpaid interest and fees in respect of each of the foregoing, to the extent the obligations of the Borrower in connection with the Letters of Credit and the Swingline Loans are not otherwise paid or Cash Collateralized in such required amount at such time; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under any Loan Document for the ratable benefit of the Lender Parties by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default described in Section 7.01 (g) or (h) shall have occurred and be continuing, then, at any time thereafter during the continuance of such event,

(a) the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(b) the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account, an amount in cash equal to 102% of the sum of the LC Exposure as of such date, the Swingline Exposure as of such date, and any accrued and unpaid interest and fees in respect of each of the foregoing, to the extent the obligations of the Borrower in connection with the Letters of Credit and the Swingline Loans are not otherwise paid or Cash Collateralized in such amount at such time, and such deposit shall become immediately due and payable, without demand or other notice of any kind and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under any Loan Document for the ratable benefit of the Lender Parties by appropriate proceedings.

Section 7.04 Remedies Cumulative, No Waiver. No right, power or remedy conferred to any party in this Agreement or the other Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power or remedy shall, to the full extent permitted by Legal Requirement, be cumulative and in addition to every other such right, power or remedy that the parties may otherwise have. No course of dealing and no delay in exercising any right, power, or remedy conferred to any party in this Agreement or the other Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon any party shall entitle such party to similar notices or demands in the future.

Section 7.05 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.09 and Section 2.11. During the continuance of an Event of Default and subject to Section 2.21, all payments and collections received by the Administrative Agent shall be applied to the Obligations in accordance with Section 2.09 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document; in each case to the extent required to be paid or reimbursed by a Lender or the Borrower pursuant to the terms of this Agreement or any other Loan Document;

SECOND, to the payment of all accrued interest constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing other amounts (including fees and expenses but excluding principal) constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with such amounts owed to them on the date of any such distribution);

FOURTH, to the payment of any then due and owing principal constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution); and

FIFTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Section 7.06 Currency Conversion After Maturity. Notwithstanding any other provision in this Agreement, on the date that there has been an acceleration of the maturity of the Obligations or a termination of the obligations of the Lenders to make Loans hereunder or of the obligations of the Issuing Banks to issue, increase, or extend Letters of Credit hereunder, in any case, as a result of any Event of Default, all Obligations denominated in any Foreign Currency shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the Exchange Rate on such date.

ARTICLE VIII

The Administrative Agent

Section 8.01 Appointment and Authority. Each of the Lenders, the Swingline Lender and each Issuing Bank hereby irrevocably appoints Wells Fargo to act as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and the Borrower shall not have rights as a third party beneficiary of any of such provisions except as expressly provided in this Article VIII. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Subsidiary or Affiliate of a Subsidiary for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Banks.

Section 8.03 Exculpatory Provisions.

(a) The Administrative Agent (which term as used in this Section shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or (ii) in the absence of its own gross negligence, willful misconduct or unlawful act as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, the Swingline Lender or an Issuing Bank. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.02) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the property (including the books and records) of the Borrower or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Loan Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.04 Reliance by Administrative Agent, Swingline Lender and Issuing Banks. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of Loan or any conversion or continuance of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender or such Issuing Bank unless such Administrative Agent shall have received notice to the contrary from such Lender, the Swingline Lender or such Issuing Bank prior to the making of such Loan or conversion or continuance of a Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct or committed an unlawful act in the selection of such sub-agents.

Section 8.06 Indemnification.

(a) THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THEIR RESPECTIVE APPLICABLE PERCENTAGES, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT OF POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, AND (ii) ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b) THE LENDERS SEVERALLY AGREE TO INDEMNIFY EACH ISSUING BANK AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER) RATABLY ACCORDING TO THEIR RESPECTIVE APPLICABLE PERCENTAGES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH ISSUING BANK OR ANY OF ITS RELATED PARTIES IN

ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.07 Resignation of Administrative Agent and Swingline Lender.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the other applicable Lender Parties and the Borrower, subject to the terms and conditions of this Section 8.07. Upon the Borrower’s request, the Administrative Agent shall resign upon any removal thereof as a Lender pursuant to Section 2.19 or Section 2.08(c). Upon receipt of any such notice of resignation, (i) the Required Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as may be agreed by the Required Lenders and, if no Event of Default has occurred and is continuing, the Borrower), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.

(b) Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent hereunder, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents except pursuant to obligations that by their terms expressly survive such resignation (including Section 9.12). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(c) The Swingline Lender may resign at any time by concurrently resigning as Administrative Agent in accordance with Section 8.07(a) and (b). After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans. Upon such notice of resignation, the Borrower shall have the right to designate any other Lender as the Swingline Lender with the consent of such Lender so long as operational matters related to the funding of Loans have been adequately addressed to the reasonable satisfaction of such new Swingline Lender and the Administrative Agent (if such new Swingline Lender and the Administrative Agent are not the same Person). Notwithstanding anything herein to the contrary, the Person serving as the Swingline Lender may not resign pursuant to the above provisions of this Section 8.07 unless such Person is, at the same time, resigning in its capacity as the Administrative Agent.

Section 8.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Banks by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the affairs, financial condition, or business of the Borrower or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, Co-Documentation Agents, or Joint Lead Arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or an Issuing Bank hereunder.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, facsimile or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, postage prepaid or sent by facsimile, as follows:

(i) if to the Borrower, to it at Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094, Attention of Treasurer (Facsimile No. (281) 647-2297); with a copy to Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094, Attention of General Counsel (Facsimile No. (281) 647-2223); and with a copy to Duane Morris LLP, 1330 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention of Shelton M. Vaughan (Facsimile No. (713) 583-9179);

(ii) if to the Administrative Agent or to Wells Fargo, as an Issuing Bank, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, Mail Code: D1109-019, Charlotte, NC 28262, Attn: Syndication Agency Services (Telephone No. 704-590-2706 and Facsimile No. 704-590-2790), Email: agencyservices.requests@wellsfargo.com; and

(iii) if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that (i) if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) The Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system selected by the Administrative Agent (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as SyndTrak, or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Platform is provided “as is” and “as available” and (C) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Lender Party or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or any Lender Party’s transmission of communications through the Platform, except to the extent resulting from the gross negligence, willful misconduct or unlawful act of such Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (A) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (B) that any Notice may be sent to such e-mail address.

(c) Change of Address, Etc. Any party hereto may change its address, email address, telephone number or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters or any AutoBorrow Agreement) nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (subject to Section 2.21 with respect to any Defaulting Lender):

(a) no such agreement or waiver shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or termination of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or 7.05 in a manner that would alter the pro rata treatment of Lenders or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans, without the written consent of each Lender, or (vi) change Section 4.01 or any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(b) no such agreement or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent;

(c) no such agreement or waiver shall (i) amend, modify or otherwise affect the rights or duties of the Issuing Banks under this Agreement or any other Loan Document, or (ii) increase the Letter of Credit Maximum Amount without the prior written consent of each Issuing Bank; and

(d) no such agreement or waiver shall (i) amend, modify or otherwise affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document, or (ii) increase the Swingline Sublimit Amount without the prior written consent of the Swingline Lender;

provided, further, that the Administrative Agent may, in its sole discretion, with the prior written consent of the Borrower, amend, modify or supplement this Agreement or any other Loan Document (other than the Fee Letters) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank. Notwithstanding anything in this Section 9.02 to the contrary, amendments to this Agreement or any other Loan Document that the Administrative Agent determines are necessary to implement the terms of a Commitment Increase in accordance with the terms of this Agreement may, in the Administrative Agent’s sole discretion, be effective with the written consent of the Borrower and the Administrative Agent, without the necessity of consent of any other Lender Party; provided that no such amendment shall, unless in writing and signed by the applicable Issuing Bank or Swingline Lender, as applicable, adversely affect the rights or duties of an Issuing Bank or Swingline Lender, as applicable, under this Agreement relating to any Letter of Credit or Swingline Loan issued or to be issued by it. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section, and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay, subject in each case to the Borrower’s receipt of reasonably detailed documentation thereof, (i) on demand, all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, without limitation, reasonable legal fees and expenses of such Persons, which shall be limited to one firm of counsel for all such Persons and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction and special counsel for each relevant specialty, in each case for all such Persons (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict provides the Borrower written notice of such conflict, of another firm of counsel for such affected Person)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) promptly following written demand therefor, all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal, extension or administration of any Letter of Credit, any demand for payment thereunder, or any reimbursement in connection therewith, and (iii) on demand, all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents following a Default by the Borrower hereunder, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, the Swingline Lender, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any Person other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, (iii) the consummation of the Transactions or any other transactions contemplated hereby or thereby, (iv) in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (v) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (vi) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) have resulted from the gross negligence, willful misconduct or unlawful act of such Indemnitee, in each case as determined by a court of competent jurisdiction in a final and nonappealable judgment, or (B) arise out of a dispute solely between two or more Indemnitees not caused by or involving in any way the Borrower or any Subsidiary (other than any such dispute which relates to claims against the Administrative Agent in its capacity as “administrative agent” under this Agreement, the Swingline Lender in its capacity as “swingline lender” under this Agreement, or an Issuing Bank in its capacity as an “issuing bank” under this Agreement). The provisions of this Section 9.03(b) shall not apply (and only Section 2.15 or 2.17 shall apply, if otherwise applicable) to any Taxes or to any expenses arising therefrom or with respect thereto, other than any Taxes or expenses that represent losses, claims or damages arising from any non-Tax claim. Furthermore, no Lender will be entitled to indemnification with respect to any fees which such Lender was not entitled to receive as a result of being a Defaulting Lender.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Swingline Lender, any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender, such Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender, or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, the Swingline Lender, such Issuing Bank in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable Legal Requirement, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. To the extent permitted by applicable Legal Requirement, no Indemnitee shall assert, and each Lender Party hereby waives, any claim against the Borrower, any Subsidiary or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, willful misconduct or unlawful act of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section 9.03 shall survive the resignation of the Administrative Agent and any Issuing Bank, the replacement of any Lender, the termination of the Commitments, the termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

(f) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including an Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Borrower, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts: Except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Loans then owing to it, the aggregate amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii) Required Consents: In addition to any consent required under subsection (b)(i) of this Section, such assignment shall require the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to (1) a Lender, (2) an Affiliate of a Lender (provided that such Affiliate, on the effective date of such assignment, has a rating of A- or higher by S&P or A3 or higher by Moody’s) or (3) if an Event of Default has occurred and is continuing, any other assignee; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) the Swingline Lender and each Issuing Bank;

(iii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitment assigned;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) a natural Person, (C) a Disqualified Lender or (D) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v); and

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and

Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices located within the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary (other than an executed Assignment and Assumption delivered to the Borrower and the Lender Parties). The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that the Administrative Agent’s acting as its agent solely for the purpose set forth above in this clause (c), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d) Participations.

(i) Any Lender may, at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (other than a natural Person, a Disqualified Lender or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged (and if such Lender holds a Note hereunder, it will remain the holder of such Note for purposes of this Agreement), (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.06 and Section 9.03(c) with respect to any payments made by such Lender to its Participant(s).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02 that affects such Participant. Subject to paragraph (d)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender and delivered to the Borrower as required under Section 2.17(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that such Participant agrees to be subject to the provisions of Section 2.19. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 or Section 2.17, with respect to any participation, than the Lender which granted the participation to such Participant would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

(iv) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender’s acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Information. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and Participants (including prospective assignees and Participants), subject, however, to the provisions of Section 9.12.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their respective terms (and, with respect to representations made as of a certain date, as of such date) as long as the principal of or any accrued interest on any Loan or any fee payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, Section 9.03 and Article VIII and all of the obligations of the Lenders in Section 8.06, shall survive the termination of this Agreement and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING BUT NOT LIMITED TO THAT CERTAIN COMMITMENT LETTER BETWEEN THE JOINT LEAD ARRANGERS AND THE BORROWER DATED SEPTEMBER 5, 2012 (OTHER THAN THE PROVISIONS OF SUCH LETTER THAT BY THEIR TERMS EXPRESSLY SURVIVE THE EXECUTION OF THIS AGREEMENT). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement or the Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined by the Administrative Agent in its reasonable discretion, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement and although such obligations of the Borrower may be unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Lender Parties and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each Lender Party agrees to maintain (and to cause their respective Related Parties to maintain) the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to any other Lender Party or to any Affiliate of any Lender Party, or any director, officer, employee or agent of any Lender Party, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority exercising jurisdiction over such Person, (c) to the extent required by any applicable Legal Requirement or by any subpoena or similar legal process, (d) to the extent necessary in connection with the exercise of any rights or remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an executed written agreement containing provisions substantially the same as those of this Section 9.12, to (i) any eligible assignee of or

Participant in, or any prospective eligible assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, securitization or derivative transaction relating to the Borrower and its obligations, (f) with the prior written consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender Party on a nonconfidential basis from a source other than the Borrower (excluding any Information from a source which the Lender Party knows has been disclosed by such source in violation of a duty of confidentiality to the Borrower or any of its Affiliates). For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower or any Affiliate of the Borrower or their business, other than any such information that is available to the Lender Parties on a nonconfidential basis prior to disclosure by the Borrower (excluding any Information from a source which such Lender Party knows has been disclosed by such source in violation of a duty of confidentiality to the Borrower or any of its Affiliates); provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. This Section shall survive and remain in full force and effect for a period of one year after the date that the Obligations have been repaid in full, no LC Exposure is outstanding and all of the Commitments have terminated or expired. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (i) restrict any Lender Party from providing information to any banking or other regulatory or governmental authorities having jurisdiction over such Lender Party, including the Federal Reserve Board and its supervisory staff; (ii) require or permit any Lender Party to disclose to the Borrower that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (iii) require or permit any Lender Party to inform the Borrower of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.13 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such Legal Requirements that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Loans (or if such Loans shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the

Loans is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Loans (or, if the applicable Loans shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable Legal Requirement amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Loans all amounts considered to be interest under applicable Legal Requirement at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 9.14 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by Legal Requirement, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender Party severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time, in the applicable currency of such recovery or payment. The obligations of the Lenders, the Swingline Lender and each Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 9.17 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender Party of any sum adjudged to be so due in such other currency such Lender Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender Party in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18(c), each Lender Party agrees to promptly remit such excess to the Borrower.

Section 9.18 Officer’s Certificates. It is not intended that any certificate of any officer or director of the Borrower delivered to any Lender Party pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Scott Kornblau
Name:	Scott Kornblau
Title:	Treasurer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ T. Alan Smith
Name:	T. Alan Smith
Title:	Managing Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert Traband
Name:	Robert Traband
Title:	Managing Director

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Mercedes Ahumada
Name:	Mercedes Ahumada
Title:	Vice President

Signature Page to Credit Agreement

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Dong Yuan
Name:	Dong Yuan
Title:	Deputy General Manager

Signature Page to Credit Agreement

CITIBANK, N.A.

By:	/s/ Andew Sidford
Name:	Andew Sidford
Title:	Vice President

Signature Page to Credit Agreement

SUNTRUST BANK

By:	/s/ Yann Pirio
Name:	Yann Pirio
Title:	Director

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John Berry
Name:	John Berry
Title:	Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Signature Page to Credit Agreement

THE BANK OF NEW YORK MELLON

By:	/s/ Hussam S. Alsahlani
Name:	Hussam S. Alsahlani
Title:	Vice President

Signature Page to Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

Signature Page to Credit Agreement

SCHEDULE 2.01

LENDER	COMMITMENT
Wells Fargo Bank, National Association	$95,000,000.00
JPMorgan Chase Bank, N.A.	$95,000,000.00
HSBC Bank USA, National Association	$95,000,000.00
Bank of China, New York Branch	$95,000,000.00
Citibank, N.A.	$95,000,000.00
SunTrust Bank	$95,000,000.00
PNC Bank, National Association	$60,000,000.00
Goldman Sachs Bank USA	$40,000,000.00
The Bank of New York Mellon	$40,000,000.00
Royal Bank of Canada	$40,000,000.00
Total	$750,000,000

Schedule 2.01

SCHEDULE 3.06

Disclosed Matters

None.

Schedule 3.06

SCHEDULE 6.01

Existing Liens

None.

Schedule 6.01

SCHEDULE 6.04

Affiliate Transactions

Prior to the initial public offering of our common stock in October 1995 (the “Initial Public Offering”), we were a wholly owned subsidiary of Loews Corporation (“Loews”). In connection with the Initial Public Offering, we entered into agreements with Loews pursuant to which Loews provides certain management, administrative and other services to us and certain other obligations were assumed by the parties. These agreements were not the result of arm’s length negotiations between the parties.

Services Agreement. We entered into a services agreement with Loews effective upon consummation of the Initial Public Offering pursuant to which Loews agreed to continue to perform certain administrative and technical services on our behalf. These services include personnel, internal auditing, accounting and cash management services, in addition to advice and assistance with respect to preparation of tax returns and obtaining insurance. Under the services agreement, we reimburse Loews for (i) allocated personnel costs (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services. The services agreement may be terminated at our option upon 30 days’ notice to Loews and at the option of Loews upon six months’ notice to us. In addition, we have agreed to indemnify and hold harmless Loews for all claims and damages arising from the provision of services by Loews under the services agreement, unless due to the gross negligence or willful misconduct of Loews.

Registration Rights Agreement. Under a Registration Rights Agreement dated as of October 16, 1995, as amended, between us and Loews, subject to certain limitations, we will file, upon the request of Loews, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of two remaining requests, in order to permit Loews to offer and sell any of our common stock that Loews may hold. Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. We have the right to require Loews to delay any exercise by Loews of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be adversely affected. In addition, we have the right to require Loews to suspend the use of any resale prospectus or prospectus supplement included in a “shelf” registration statement for a reasonable period of time, not to exceed 90 days in any one instance or an aggregate of 120 days in any 12-month period, if we are conducting or about to conduct an underwritten public offering of our securities for our own account, or would be required to disclose information regarding our company not otherwise then required by law to be publicly disclosed where such disclosure would reasonably be expected to adversely affect any material business transaction or negotiation in which we are then engaged. Subject to certain conditions, we have also granted Loews the right to include its shares of our common stock in any registration statements covering offerings of our common stock by us, and we will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews. We will indemnify Loews, and Loews will indemnify us, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement, as amended.

Schedule 6.04

Performance and Appeal Bonds. From time to time we purchase performance and appeal bonds in support of our drilling operations offshore Mexico and workers compensation claims, respectively, from Affiliates of a majority-owned subsidiary of Loews after obtaining competitive quotes.

Other. From time to time, we hire marine vessels and helicopter transportation services at the prevailing market rate from subsidiaries of SEACOR Holdings Inc. The Executive Chairman of the Board of Directors of SEACOR Holdings Inc. is also one of our directors.

Other. From time to time we make payments to Ernst & Young LLP for tax and other consulting services. The wife of Lawrence R. Dickerson, our President and Chief Executive Officer and one of our directors, is an audit partner at this firm.

For purposes of this Schedule 6.04, the words “we”, “us” and “our” refer to the Borrower.

Schedule 6.04

SCHEDULE 6.05

Existing Indebtedness

None.

Schedule 6.05

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Assignment and Assumption (the “Standard Terms and Conditions”) set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is][is not] a Defaulting Lender]
2.	Assignee[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Assumption

[for each Assignee, indicate [Affiliate] of [identify Lender]]

3.	Borrower:	DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation

4.	Administrative
	Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement

5.	Credit Agreement:	5-Year Revolving Credit Agreement dated as of September 28, 2012 among Borrower, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Commitment / Aggregate Revolving Loans for all Lenders	Amount of Commitment / Revolving Loans Assigned[5]	Percentage Assigned of Aggregate Commitment / Aggregate Revolving Loans for all Lenders[6]	CUSIP Number

		$	$	%

		$	$	%

		$	$	%

[7.	Trade Date:	][7]

Effective Date:                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Assumption

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

Consented to:

JPMORGAN CHASE BANK, N.A., as Issuing Bank

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Issuing Bank

By:
Name:
Title:

BANK OF CHINA, NEW YORK BRANCH, as Issuing Bank

By:
Name:
Title:

[NAME OF ISSUING BANK], as Issuing Bank

By:
Name:
Title:

[Consented to:] [9]

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

[9]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Assumption

Annex 1

To Exhibit A – Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of its obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17(f) of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Form of Assignment and Assumption

EXHIBIT B

FORM OF COMMITMENT INCREASE

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Boulevard

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Phone: 704-590-2706

Email: agencyservices.requests@wellsfargo.com

Fax No.: 704-590-2790

Ladies and Gentlemen:

The undersigned, Diamond Offshore Drilling, Inc., a Delaware corporation (“Borrower”), refers to the 5-Year Revolving Credit Agreement dated as of September 28, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower hereby gives you notice (this “Notice of Commitment Increase”) pursuant to Section 2.02(b) of the Credit Agreement that it has arranged for the Aggregate Commitment under the Credit Agreement to be increased by adding to the Credit Agreement the CI Lenders referenced below and/or by allowing one or more Increasing Lenders to increase their respective Commitments. In that connection, Borrower sets forth below the information relating to such proposed Commitment Increase as required by Section 2.02(b) of the Credit Agreement:

(a) The Commitment Increase Effective Date shall be [            ].

(b) The amount of the requested Commitment Increase is $[            ].

(c) The CI Lenders that have agreed with Borrower to provide their respective Commitments are [INSERT NAMES OF THE CI LENDERS].

(d)	The Increasing Lenders that have agreed with Borrower to increase their respective Commitments are [INSERT NAMES OF THE INCREASING LENDERS].

(e)	Set forth on Annex I attached hereto is the amount of the respective Commitments of all Reducing Percentage Lenders, all CI Lenders and all Increasing Lenders from and after the Commitment Increase Effective Date.

Borrower hereby certifies on the Commitment Increase Effective Date set forth above, at the time of and immediately after giving effect to the Commitment Increase described above, that:

(i)	the representations and warranties of Borrower set forth in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such Commitment Increase Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Commitment Increase Effective Date, such representations and warranties continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such specified earlier date; and

(ii)	no Event of Default has occurred and is continuing.

[Signature Page Follows]

Delivery of an executed counterpart of this Notice of Commitment Increase by facsimile shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.

Very truly yours,

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

[Acknowledged by:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:
Title: ]

[Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Issuing Bank
By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Issuing Bank
By:
Name:
Title:

BANK OF CHINA, NEW YORK BRANCH, as Issuing Bank
By:
Name:
Title:

Form of Commitment Increase

[NAME OF ISSUING BANK], as Issuing Bank

By:

Name:
Title:	][1]

Consented to:

[NAME OF INCREASING LENDER OR CI LENDER]

By:
Name:
Title:

[NAME OF INCREASING LENDER OR CI LENDER]

By:
Name:
Title:

[1]

The consent of the Administrative Agent, the Issuing Banks and the Swingline Lender shall be required for the addition of any CI Lender (such consent not to be unreasonably withheld, conditioned or delayed).

Form of Commitment Increase

Annex I

Amended and Restated Schedule 2.01

[See attached]

EXHIBIT C

FORM OF BORROWING REQUEST

[    ], 20

Wells Fargo Bank, National Association, as Administrative Agent

1525 West W.T. Harris Boulevard

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Phone: 704-590-2706

Email: agencyservices.requests@wellsfargo.com

Fax No.: 704-590-2790

Ladies and Gentlemen:

The undersigned, Diamond Offshore Drilling, Inc., a Delaware corporation (“Borrower”), refers to the 5-Year Revolving Credit Agreement dated as of September 28, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower hereby gives you irrevocable notice pursuant to Section 2.04 of the Credit Agreement that it hereby requests a Borrowing under the Credit Agreement (the “Requested Borrowing”), and in that connection sets forth below the information relating to such Requested Borrowing as required by Section 2.04 of the Credit Agreement:

(a)	The aggregate amount of the Requested Borrowing is $[ ].

(b)	The Business Day of the Requested Borrowing is [ , ].

(c)	The Type of the Requested Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing].

(d)	In the case of a Eurodollar Borrowing, the initial Interest Period to be applicable is [[one][two][three][six] month[s]] [other period].

(e)	The location and number of Borrower’s account to which funds are to be disbursed are as follows: [ ].

Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Requested Borrowing:

(i)

the representations and warranties of Borrower set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) on and as of the date of the Requested Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Requested Borrowing, such representations and warranties continue to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representations and warranties already are qualified or modified by materiality in the text thereof) as of such specified earlier date; and

(ii)	at the time of and immediately after giving effect to the Requested Borrowing, no Default has occurred and is continuing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request as of the day and year first set forth above.

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

Form of Borrowing Request

EXHIBIT D

FORM OF REVOLVING NOTE

$	,

FOR VALUE RECEIVED, the undersigned, DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                          (“Lender”) the principal amount of                                      No/100 Dollars ($                        ) or, if less, the aggregate outstanding principal amount of the Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender (or predecessor in interest by assignment) to the Borrower, together with interest on the unpaid principal amount of the Revolving Loans from the date of such Revolving Loans until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the 5-Year Revolving Credit Agreement dated as of September 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders who are or may become a party thereto, the issuing banks party thereto, and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and as Swingline Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Loans by the Lender to the Borrower in an aggregate principal amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Lender shall record payments of principal made under this Revolving Note, but no failure of the Lender to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

This Revolving Note is made expressly subject to the terms of Section 9.13 and Section 9.14 of the Credit Agreement.

Except as specifically provided by the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

THIS REVOLVING NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THIS REVOLVING NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE

Exhibit D– Form of Revolving Note

TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS REVOLVING NOTE AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

Exhibit D– Form of Revolving Note

EXHIBIT E

FORM OF SWINGLINE NOTE

$75,000,000.00	,

FOR VALUE RECEIVED, the undersigned, DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                          (“Lender”) the principal amount of                      No/100 Dollars ($                    ) or, if less, the aggregate outstanding principal amount of the Swingline Loans (as defined in the Credit Agreement referred to below) made by the Lender (or predecessor in interest by assignment) to the Borrower, together with interest on the unpaid principal amount of the Swingline Loans from the date of such Swingline Loans until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Swingline Note in accordance with the terms of the Credit Agreement.

This Swingline Note is the Swingline Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the 5-Year Revolving Credit Agreement dated as of September 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders who are or may become a party thereto, the issuing banks party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and as Swingline Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Swingline Loans by the Lender to the Borrower in an aggregate principal amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swingline Loan being evidenced by this Swingline Note, and (b) contains provisions for acceleration of the maturity of this Swingline Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Swingline Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Lender shall record payments of principal made under this Swingline Note, but no failure of the Lender to make such recordings shall affect the Borrower’s repayment obligations under this Swingline Note.

This Swingline Note is made expressly subject to the terms of Section 9.13 and Section 9.14 of the Credit Agreement.

Except as specifically provided by the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Swingline Note shall operate as a waiver of such rights.

THIS SWINGLINE NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THIS SWINGLINE NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE

Exhibit E – Form of Swingline Note

TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SWINGLINE NOTE AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

DIAMOND OFFSHORE DRILLING, INC.

By:

Name:

Title:

Exhibit E-2 – Form of Swingline Note

EXHIBIT F

FORM OF LEGAL OPINION

See Attached.

www.duanemorris.com

FIRM and AFFILIATE OFFICES

NEW YORK

LONDON

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PHILADELPHIA

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HANOI

HO CHI MINH CITY

ATLANTA

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ALLIANCE WITH

MIRANDA & ESTAVILLO

National Association, as Administrative Agent September 28, 2012 To the Lender Parties party to the Credit Agreement referred to below, including Wells Fargo Bank,

Re: 5-Year Revolving Credit Agreement

Ladies and Gentlemen:

We have acted as counsel to Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”) in connection with the transactions contemplated by the 5-Year Revolving Credit Agreement, dated as of September 28, 2012 (the “Credit Agreement”), among the several lenders party thereto (the “Lenders”), the Issuing Banks party thereto, Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Swingline Lender, and the Company, as Borrower. Capitalized terms defined in the Credit Agreement and used (but not otherwise defined) herein are used herein as so defined.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) the Credit Agreement, the Notes issued by the Company on the date hereof and the Fee Letters (collectively, the “Specified Loan Documents”), (b) the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware and the Amended and Restated By-Laws of the Company, as amended to date (collectively, the “Organizational Documents”), (c) a certificate of an officer of the Company delivered pursuant to Section 4.01(e) of the Credit Agreement, (d) a certificate of the secretary of the Company attesting to, among other matters: (i) the absence of any amendment to the Certificate of Incorporation of the Company, or of any proceedings therefor since the date of the certification referred in clause (b) above; (ii) the Amended and Restated By-Laws of the Company; (iii) resolutions adopted by the Executive Committee of the Board of Directors of the Company; and (iv) the incumbency of certain persons; and (e) a certificate of good standing of the Company from the Secretary of State of the State of Delaware, a certificate of fact of the Company from the Secretary of State of the State of Texas, and a certificate of account status of the Company from the Texas Comptroller of Public Accounts, copies of each of which are attached as Schedule I hereto (collectively, the “Good Standing Certificates”). We have also examined such other certificates of public officials, such other certificates of officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

DUANE MORRIS LLP
1330 POST OAK BOULEVARD, SUITE 800 HOUSTON, TX 77056-3166	PHONE: +1 713 402 3900 FAX: +1 713 402 3901

To the Lender Parties party to the Credit Agreement,

including Wells Fargo Bank, National Association,

as Administrative Agent

September 28, 2012

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents, (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects, (vi) that there are no fees, charges, benefits or other compensation that has been or will be paid, directly or indirectly to any Lender or for any Lender’s benefit, except as specified in the Loan Documents, (vii) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, (viii) that the conduct of the parties has complied with the requirements of good faith, fair dealing and conscionability and (ix) that each Lender Party has acted in good faith and without notice of any defense against the enforcement of any right created by the Loan Documents. As to all questions of fact material to these opinions, we (a) have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Loan Documents and other documents delivered pursuant thereto, (b) have not performed or had performed any independent research of public records and (c) have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof. Except as expressly set forth in this Opinion, we have not undertaken any independent investigation, examination or inquiry to confirm or determine the existence or absence of facts, searched the books or records of the Company, searched any internal files, court files, public records, or other information, collected or examined or reviewed any communications, instruments, agreements, documents, financial statements or tax filings, minutes, records or liens.

As used herein with respect to any opinion or statement, the phrase “to our knowledge,” “known to us” or “of which we are aware,” or any other phrase of similar meaning, limits the opinion or statement it qualifies to the current conscious awareness by lawyers in the Primary Lawyer Group of factual matters or other information such lawyers recognize as being relevant to the opinion or statement so qualified. “Primary Lawyer Group” means any lawyer in this firm who (i) signs this opinion on behalf of the firm or (ii) actively renders legal services in connection with negotiating, documenting or reviewing the transactions contemplated by the Credit Agreement (the “Transactions”). In connection with delivering this opinion, the lawyers in the Primary Lawyer Group, with your consent, have not made any inquiry of other lawyers practicing law with this firm or any review of files maintained by this firm.

We have also assumed that each of the Specified Loan Documents has been duly authorized, executed and delivered by each party thereto other than the Company and constitutes the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

To the Lender Parties party to the Credit Agreement,

including Wells Fargo Bank, National Association,

as Administrative Agent

September 28, 2012

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business and is in good standing as a foreign corporation in the State of Texas and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2. The Company has all requisite corporate power and authority to execute and deliver the Specified Loan Documents and to perform its obligations thereunder. The execution and delivery by the Company of the Specified Loan Documents and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company. Each of the Specified Loan Documents has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that: (i) the foregoing may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) the foregoing is subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) rights under the Specified Loan Documents may be limited by federal and state securities laws and public policy; and (iv) no opinion is expressed with respect to (A) any set-off provision contained in any Specified Loan Document including, without limitation, Section 9.08 (Right of Setoff) of the Credit Agreement, (B) provisions that purport to waive rights to notices, objections, demands, legal defenses, statutes of limitation, rights to trial by jury, or other benefits that cannot be waived under applicable law, (C) provisions that decisions by a party are conclusive, (D) any waiver of a right to interpose a defense, counterclaim or setoff or to recover special or consequential damages, (E) the ability of any person to obtain specific performance, injunctive relief, liquidated damages, rescission or any similar remedy in any proceeding and (F) provisions purporting to establish evidentiary standards for suits or proceedings to enforce a Specified Loan Document.

3. The execution and delivery by the Company of the Specified Loan Documents and the performance by the Company of its obligations thereunder will not (i) violate any of the terms of the Organizational Documents, (ii) violate, result in a breach of, conflict with any of the terms, conditions or provisions of any agreement listed on Schedule II hereto, (iii) violate any Applicable Law (as hereinafter defined) (including, without limitation, Regulation X) applicable to the Company or Regulation U, or (iv) violate any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Company of which we have knowledge.

To the Lender Parties party to the Credit Agreement,

including Wells Fargo Bank, National Association,

as Administrative Agent

September 28, 2012

4. No consent, approval, waiver, license or authorization or other action by, or filing with, any New York, Delaware corporate or federal governmental authority is required to be obtained or made by or on behalf of the Company under any Applicable Law in connection with the execution and delivery by the Company of the Specified Loan Documents, the consummation by the Company of the Transactions or the performance by the Company of its Obligations thereunder, except for (i) any consent, approval, waiver, license or authorization or other action or filing required by federal and state securities or blue sky laws and the rules and regulations thereunder, and any maritime law or regulations, as to which we express no opinion, and (ii) those already obtained.

5. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The foregoing opinions are subject to the following qualifications:

(i) We express no opinion as to the enforceability of any provisions in the Specified Loan Documents providing for (a) collection of fees, late charges, default rate interest, interest on interest or other charges, in each case to the extent constituting a penalty, or reimbursement of court costs and legal fees, (b) the right of any person to declare a default, accelerate obligations of any other person or exercise remedies based on non-material breaches of any of the Loan Documents, (c) any obligation or liability contained therein to survive the repayment of the Loans, (d) the ability of any party to collect attorneys’ fees and costs in an action involving the Company if such party is not the prevailing party in such action or to the extent such fees and costs are greater than such fees and costs as may be determined to be reasonable by a court or other tribunal or (e) the establishment of methods of proof.

(ii) We express no opinion as to the enforceability of any provisions in the Specified Loan Documents providing for the attachment, perfection or priority of any liens granted pursuant to any of the Loan Documents.

(iii) We assume that each of the parties to the Loan Documents other than the Company will seek to enforce its rights thereunder in good faith and in a commercially reasonable manner.

(iv) The opinions expressed in paragraph 1(a) above are given solely on the basis of the Good Standing Certificates, and speak only as of the date of the applicable Good Standing Certificate rather than the date hereof. Such opinions are limited to the meaning ascribed to such Good Standing Certificates by the respective public officials that issued such Good Standing Certificates and applicable law.

To the Lender Parties party to the Credit Agreement,

including Wells Fargo Bank, National Association,

as Administrative Agent

September 28, 2012

(v) In rendering the opinion expressed in paragraph 3 above, we have not made any examination of any accounting or financial matters related to the covenants contained in certain documents to which the Company may be subject, and we express no opinion with respect thereto.

(vi) In connection with the provisions of the Loan Documents which relate to forum selection (including any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), we note that, under Section 510 of the New York Civil Practice Law and Rules, a New York state court may have discretion to transfer the place of trial and a United States District Court has discretion to transfer an action to another United States District Court pursuant to 28 U.S.C. §1404(a) and to dismiss a cause of action on the grounds of forum non conveniens, and can exercise such discretion sua sponte.

We have assumed that your counsel has not given you any advice that is contrary to any opinion rendered herein and that neither you nor your counsel has any actual knowledge that causes you to reasonably believe that any of the opinions expressed herein are incorrect. If, to your actual knowledge, circumstances are such that that our reliance on the assumptions in this paragraph is inappropriate, and you have not informed us thereof in writing prior to our delivery to you of this opinion, any of our opinions included herein that specifically relate to or are affected by such circumstances shall be deemed not to have been so included herein.

The opinions expressed herein are limited to (i) the Delaware General Corporation Law and (ii) those Federal laws of the United States of America and those laws of the State of New York and, with respect to opinion paragraph 1(a) only, the State of Texas, in each case which, in our experience, without having made any special investigation as to the applicability of any specific law, are normally applicable to transactions of the type contemplated by the Credit Agreement (collectively, the “Applicable Laws”). In addition, Applicable Laws shall not include, and we express no opinion with regard to, (i) any state or federal laws, rules or regulations relating to: (A) pollution or protection of the environment; (B) zoning, land use, building or construction; (C) occupational safety and health or other similar matters; (D) labor, employee rights and benefits, including, without limitation, the Employment Retirement Income Security Act of 1974, as amended; (E) antitrust and trade regulation; (F) tax; (G) securities, including, without limitation, federal and state securities or blue sky laws, rules or regulations; (H) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended; and (I) copyrights, patents and trademarks, (ii) any maritime laws or regulations including, without limitation, the Shipping Act, 1916, as amended, (iii) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or

To the Lender Parties party to the Credit Agreement,

including Wells Fargo Bank, National Association,

as Administrative Agent

September 28, 2012

instrumentality thereof or (iv) laws identified on Schedule III attached hereto. No opinion is expressed as to the effect on the matters covered by this letter of the laws of (i) the United States of America or the States of New York, Texas or Delaware other than the Applicable Laws or (ii) any jurisdiction other than the United States of America or the States of New York, Texas or Delaware, whether in any such case applicable directly or through the Applicable Laws. We have not been called upon to, and accordingly do not, express any opinion as to the various state and Federal laws regulating banks or the conduct of their business that may relate to the Loan Documents or the Transactions contemplated thereby.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise. We note in particular that the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. Law 111-203 (2010) includes many provisions that are to be interpreted, developed or implemented through regulations in the future. We have not considered and express no opinion with respect to the provisions of such law or similar laws, except where the applicable final regulations have been promulgated and are in effect.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed herein are rendered solely for your benefit in connection with the Transactions. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that this opinion letter may be delivered by you to any “Assignee” under Section 9.04(b) of the Credit Agreement and such Assignee may rely on this opinion letter as if it were addressed to such Assignee as of the date hereof on the condition and understanding that (i) as noted above, this opinion letter speaks only as of the date hereof and (ii) any such reliance must be actual and reasonable under the circumstances existing at the time such person or entity becomes an Assignee, including any changes in law, facts or any other developments known to or reasonably knowable by such person at such time.

Very truly yours,

To the Lender Parties party to the Credit Agreement,

including Wells Fargo Bank, National Association,

as Administrative Agent

September 28, 2012

Schedule I

Good Standing Certificates

(Attached)

To the Lender Parties party to the Credit Agreement,

including Wells Fargo Bank, National Association,

as Administrative Agent

September 28, 2012

Schedule II

1.	Indenture, dated as of February 4, 1997, between Diamond Offshore Drilling, Inc. and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to The Chase Manhattan Bank), as Trustee

2.	Fourth Supplemental Indenture, dated as of August 27, 2004, between Diamond Offshore Drilling, Inc. and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank), as Trustee

3.	Fifth Supplemental Indenture, dated as of June 14, 2005, between Diamond Offshore Drilling, Inc. and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, National Association), as Trustee

4.	Sixth Supplemental Indenture, dated as of May 4, 2009, between Diamond Offshore Drilling, Inc. and The Bank of New York Mellon, as Trustee

5.	Seventh Supplemental Indenture, dated as of October 8, 2009, between Diamond Offshore Drilling, Inc. and The Bank of New York Mellon, as Trustee

6.	Registration Rights Agreement (the “Registration Rights Agreement”) dated October 16, 1995 between Loews Corporation and Diamond Offshore Drilling, Inc.

7.	Amendment to the Registration Rights Agreement, dated September 16, 1997, between Loews Corporation and Diamond Offshore Drilling, Inc.

8.	Services Agreement, dated October 16, 1995, between Loews Corporation and Diamond Offshore Drilling, Inc.

To the Lender Parties party to the Credit Agreement,

including Wells Fargo Bank, National Association,

as Administrative Agent

September 28, 2012

Schedule III

None of the opinions contained in the letter to which this Schedule III is attached covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

(i) compliance with fiduciary duty requirements;

(ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, and the Exon-Florio Act, as amended;

(iii) the Trading with the Enemy Act and the International Emergency Economic Powers Act;

(iv) the Anti-Terrorism Order, including Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together, the “Anti-Terrorism Order”) as amended, all rules and regulations promulgated thereunder and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order, the foreign assets control regulations of the United States Treasury Department, and the ownership and operation of, or otherwise regulation of, companies which conduct, operate or otherwise pursue the business of the importation, transportation, manufacturing, dealing, purchase, use or storage of explosive materials;

(v) federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), securities regulation, export control, trade regulation, antitrust and labor laws;

(vi) federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and

(vii) usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York and the federal laws of the United States.

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lender That For United States Federal Income Tax Purposes Is Neither (i) Partnership Nor

(ii) an entity disregarded from its sole owner (a “DRE”) Whose Non-DRE Beneficial Owner is a

Partnership)

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of September 28, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation, as the Borrower, the lenders party thereto from time to time, the issuing banks party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

Pursuant to the provisions of Section 2.17(f)(ii)(B) of the Credit Agreement, the undersigned Lender (and also if the undersigned Lender is a DRE, the non-DRE beneficial owner of such undersigned Lender (the “Tax Owner”)) hereby certifies that (i) the undersigned Lender is the sole record owner of the Loan(s) (as well as any Note(s) and other Loan Documents evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) the undersigned Lender (and, if the undersigned Lender is a DRE, its Tax Owner) is the sole beneficial owner of the Loan(s) (as well as any Note(s) and other Loan Documents evidencing such Loan(s)) for United States federal income tax purposes in respect of which it is providing this certificate, (ii) the undersigned Lender (and if the undersigned Lender is a DRE, its Tax Owner) is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) the undersigned Lender (and, if the undersigned Lender is a DRE, its Tax Owner) is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) the undersigned Lender (and, if the undersigned Lender is a DRE, its Tax Owner) is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Lender (and, if the undersigned Lender is a DRE, its Tax Owner) has furnished the Administrative Agent and the Borrower with a certificate of its non-United States Person status on IRS Form W-8BEN. By executing this certificate, the undersigned Lender (and, if the undersigned Lender is a DRE, its Tax Owner) agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

[IF LENDER IS DRE, NAME OF TAX OWNER]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For A Foreign Participant That For United States Federal Income Tax Purposes is Neither (i) a Partnership, Nor (ii) an entity disregarded from its sole owner (a “DRE”) Whose Non-DRE Beneficial Owner is a Partnership)

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of September 28, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation, as the Borrower, the lenders party thereto from time to time, the issuing banks party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned Participant, (and, also, if the undersigned Participant is a DRE, the non-DRE beneficial owner of the undersigned Participant (“Tax Owner”)) hereby certifies that (i) the undersigned Participant is the sole record owner of the participation in respect of which it is providing this certificate, (ii) the undersigned Participant (or, if the undersigned Participant is a DRE, its Tax Owner) is the sole beneficial owner of the participation for United States federal income Tax purposes in respect of which it is providing this certificate, and (iii) the undersigned Participant (and, if the undersigned Participant is a DRE, its Tax Owner) is (A) not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (C) not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Participant (and, if the undersigned Participant is a DRE, its Tax Owner) has furnished the participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned (and, if the undersigned is a DRE, its Tax Owner) agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

[NAME OF TAX OWNER, IF PARTICIPANT IS A DRE]

By:
Name:
Title:
Date:

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participant That For United States Federal Income Tax Purposes Is (i) a Partnership or (ii) an entity disregarded from its sole owner (a “DRE”) Whose Non-DRE Beneficial Owner is a Partnership)

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of September 28, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation, as the Borrower, the lenders party thereto from time to time, the issuing banks party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned Participant (and if the undersigned Participant is a DRE, the non-DRE beneficial owner of the undersigned Participant (“Tax Owner”)) hereby certifies that (i) the undersigned Participant is the sole record owner of the participation in respect of which it is providing this certificate, (ii) the undersigned Participant’s (and, if the undersigned Participant is a DRE, its Tax Owner’s) direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned Participant, its Tax Owner (if the undersigned Participant is a DRE) nor any of its (or, if the undersigned Participant is a DRE, its Tax Owner’s) direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the undersigned Participant’s (and, if the undersigned Participant is a DRE, none of its Tax Owner’s) direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of the undersigned Participant’s (and, if the undersigned Participant is a DRE, none of its Tax Owner’s) direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Participant (and if the undersigned Participant is a DRE, its Tax Owner) has furnished the participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

[NAME OF TAX OWNER, IF PARTICIPANT IS A DRE]

By:
Name:
Title:
Date:

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lender That For United States Federal Income Tax Purposes Is (i) a Partnership or (ii) an entity disregarded from its sole owner (a “DRE”) Whose Non-DRE Beneficial Owner is a Partnership)

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of September 28, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DIAMOND OFFSHORE DRILLING, INC., a Delaware corporation, as the Borrower, the lenders party thereto from time to time, the issuing banks party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned Lender (and if the undersigned Lender is a DRE, the non-DRE beneficial owner of the Lender (“Tax Owner”)) hereby certifies that (i) the undersigned Lender is the sole record owner of the indebtedness resulting from Loans (as well as any Note(s) and other Loan Documents evidencing such indebtedness) in respect of which it is providing this certificate, (ii) the undersigned Lender’s (or, if the undersigned Lender is a DRE,, its Tax Owner’s) direct or indirect partners/members are the sole beneficial owners of such indebtedness (as well as any Note(s) and other Loan Documents evidencing such indebtedness), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned Lender, its Tax Owner (if the Lender is a DRE) nor any of the undersigned Lender’s (or, if the undersigned Lender is a DRE, its Tax Owner’s) direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the undersigned Lender’s (and, if the undersigned Lender is a DRE, none of its Tax Owner’s) direct or indirect partners/members) is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of the undersigned Lender’s (and, if the Lender is a DRE, none of its Tax Owner’s) direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Lender (and if the undersigned Lender is a DRE, its Tax Owner) has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct and indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:
Date:

[NAME OF TAX OWNER, IF PARTICIPANT IS A DRE]

By:
Name:
Title:
Date: